LEASE

THIS LEASE (the "Lease") is executed this _____ day of _______________________, 2012, by and between DUKE SECURED FINANCING 2009-1 ALZ, LLC, a Delaware limited liability company ("Landlord"), and THE WILLIAM CARTER COMPANY, a Massachusetts corporation ("Tenant").

ARTICLE 1 - LEASE OF PREMISES

Section 1.01. Basic Lease Provisions and Definitions.

(a)    Leased Premises (labeled "Leased Premises" on Exhibit A hereto and made a part hereof): Suite 200 of the building (the "Building") located at 625 Braselton Parkway, Braselton, Georgia 30517, within Park 85 at Braselton (the "Park"). The Building and the land upon which the Building is located (the "Land") are depicted on Exhibit A hereto. The Building and Land, together with all other improvements located on the Land, are referred to hereinafter, collectively, as the "Property".

(b)    Rentable Area: approximately 556,394 square feet.

(c)    Tenant's Proportionate Share: 52.41%.

(d)    Minimum Annual Rent:

Year 1            $1,224,066.84

(e)    Monthly Rental Installments:

Months    1 – 12        $102,005.57

(f)    Intentionally Omitted.

(g)    Commencement Date: April 1, 2012.

(h)    Lease Term: One (1) year, beginning on April 1, 2012 and ending at 11:59 p.m. on March 31, 2013, and any extension or renewal thereof.

(i)    Security Deposit: None.

(j)    Broker: CBRE, Inc. representing Tenant and Duke Realty Services, LLC representing Landlord.

(k)    Permitted Use: General office (which may include, without limitation, operation of a call center), manufacturing, storage, product processing and distribution of products that do not contain more than de minimis amounts of Hazardous Substances and related purposes. In addition, to the extent permitted by applicable law, a portion of the Leased Premises may be used for third party childcare services.

(l)    Address for notices and payments are as follows:

Landlord:    Duke Secured Financing 2009-1 ALZ, LLC

c/o Duke Realty Corporation
Attn.: Atlanta Market – V.P., Asset Mgmt. & Customer Service
3715 Davinci Court, Suite 300
Peachtree Corners, Georgia 30092

With Payments to:    Duke Secured Financing 2009-1 ALZ, LLC
75 Remittance Drive, Suite 1175
Chicago, Illinois 60675-1175

Tenant:    The William Carter Company
1170 Peachtree Street, Suite 900
Atlanta, Georgia 30309
Attn.: Vice President – Real Estate

With a copy to:    The William Carter Company
1170 Peachtree Street, Suite 900
Atlanta, Georgia 30309
Attn.: Real Estate Counsel

For billing purposes:    The William Carter Company
One Waterview Drive
Shelton, Connecticut 06484
Attn.: Vice President – Finance

(m)    Guarantor(s): None.

EXHIBITS
Exhibit A:    Site Plan of Leased Premises
Exhibit B:    Building Readiness Work
Exhibit C:    Letter of Understanding – Leased Premises
Exhibit C-1:    Letter of Understanding – Expansion Space
Exhibit D:    Rules and Regulations
Exhibit E:    Form of SNDA
Exhibit F:    Expansion Improvements
Exhibit G:    Form of Memorandum of Lease
Exhibit H:    Form of Quitclaim Deed

Section 1.02. Lease of Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Leased Premises, under the terms and conditions herein, together with a non-exclusive right, in common with others, to use the following (collectively, the "Common Areas"): the areas of the Building and the Land and improvements thereto that are designed for use in common by all tenants (as such is applicable) of the Building and their respective employees, agents, customers, invitees and others, including but not limited to all parking fields and ingress/egress roads.

ARTICLE 2 - TERM AND POSSESSION

Section 2.01. Term. The Commencement Date and Lease Term shall be as set forth in Sections 1.01(g) and 1.01(h) above.

Section 2.02. Building Readiness.

(a)    Landlord's Obligations. Tenant has personally inspected the Leased Premises and, except as otherwise expressly set forth herein, accepts the same "AS IS" without representation or warranty by Landlord of any kind and with the understanding that Landlord shall have no responsibility with respect thereto except to perform, in a good and workmanlike manner, the work described on Exhibit B attached hereto and made a part hereof (the "Building Readiness Work"); provided, however, that the foregoing shall not be deemed to alleviate any maintenance or other responsibilities of Landlord set forth in this Lease. Landlord shall use commercially reasonable efforts to complete the Building Readiness Work on or before the Commencement Date. In the event the Building Readiness Work is not complete prior to the Commencement Date, Landlord shall complete all such work after giving possession of the Leased Premises to Tenant with commercially reasonable speed and diligence. Tenant acknowledges and agrees that it will use reasonable efforts to cooperate with Landlord in connection with Landlord's performance of the Building Readiness Work and Landlord's entry into the Leased Premises pursuant thereto. Notwithstanding the foregoing, while performing the Building Readiness Work, Landlord shall use reasonable efforts not to interfere with Tenant's construction and/or business operations at the Leased Premises.

(b)    Letter of Understanding. Promptly following the Commencement Date, Tenant and Landlord shall execute Landlord's Letter of Understanding in substantially the form attached hereto as Exhibit C and made a part hereof, acknowledging, among other things, that Tenant has accepted the Leased Premises.

(c)    Early Occupancy. If and to the extent permitted by applicable laws, rules and ordinances, Tenant shall have the right, upon full execution of this Lease and receipt by Landlord of an occupancy permit for the Leased Premises, to enter the Leased Premises in order to install fixtures (such as racking) and otherwise prepare the Leased Premises for occupancy, which right shall expressly exclude making any structural modifications. Landlord anticipates the issuance of an occupancy permit within two (2) business days of the application submittal to the Town of Braselton. During any entry prior to the Commencement Date (i) Tenant shall comply with all terms and conditions of this Lease other than the obligation to pay rent, (ii) Tenant shall not in any material manner interfere with Landlord's completion of the Building Readiness Work, (iii) Tenant shall cause its personnel and contractors to comply with the terms and conditions of Landlord's rules of conduct (which Landlord heretofore furnished to Tenant), and (iv) Tenant shall not begin operation of its business. Tenant acknowledges that Tenant shall be responsible for obtaining all applicable permits and inspections relating to any such entry by Tenant.

(d)    Warranty. Landlord hereby warrants to Tenant, which warranty shall survive for the one (1) year period following the Commencement Date, that (i) the materials and equipment furnished by Landlord's contractors in the completion of the Building Readiness Work will be of good quality and new, and (ii) such materials and equipment and the work of such contractors shall be free from defects not inherent in the quality required or permitted hereunder. This warranty shall exclude damages or defects caused by Tenant, its agents, employees or contractors, improper or insufficient maintenance, improper operation or normal wear and tear under normal usage.

Section 2.03. Surrender of the Leased Premises. Upon the expiration or earlier termination of this Lease, Tenant shall, at its sole cost and expense, immediately (a) surrender the Leased Premises to Landlord in broom-clean condition and in good order, condition and repair, reasonable wear and tear excepted, (b) remove from the Leased Premises or where located (i) Tenant's Property (as defined in

Section 8.01 below), and (ii) any alterations required to be removed pursuant to Section 7.03 below, and (c) repair any damage caused by any such removal. All of Tenant's Property that is not removed within ten (10) days following Landlord's written demand therefor shall be conclusively deemed to have been abandoned and Landlord shall be entitled to dispose of such property at Tenant's cost without incurring any liability to Tenant. This Section 2.03 shall survive the expiration or any earlier termination of this Lease.

Section 2.04. Holding Over. If Tenant retains possession of the Leased Premises after the expiration or earlier termination of this Lease, Tenant shall (a) for the first sixty (60) days of such holdover period, be a tenant at sufferance at one hundred twenty-five percent (125%) of the Monthly Rental Installments and the monthly installment of the Annual Rental Adjustment (as hereinafter defined) for the Leased Premises in effect upon the date of such expiration or earlier termination, and (b) thereafter, be a tenant at sufferance at one hundred fifty percent (150%) of the Monthly Rental Installments and the monthly installment of the Annual Rental Adjustment for the Leased Premises in effect upon the date of such expiration or earlier termination, and otherwise upon the terms, covenants and conditions herein specified, so far as applicable. Acceptance by Landlord of rent after such expiration or earlier termination shall not result in a renewal of this Lease, nor shall such acceptance create a month-to-month tenancy. In the event a month-to-month tenancy is created by operation of law, either party shall have the right to terminate such month-to-month tenancy upon thirty (30) days' prior written notice to the other, whether or not said notice is given on the rent paying date. This Section 2.04 shall in no way constitute a consent by Landlord to any holding over by Tenant upon the expiration or earlier termination of this Lease, nor limit Landlord's remedies in such event.

ARTICLE 3 - RENT

Section 3.01. Base Rent. Tenant shall pay to Landlord the Minimum Annual Rent in the Monthly Rental Installments in advance, without demand, deduction or offset (except as otherwise expressly set forth herein), on the Commencement Date and on or before the first day of each and every calendar month thereafter during the Lease Term. The Monthly Rental Installments for partial calendar months shall be prorated. Tenant shall be responsible for delivering the Monthly Rental Installments to the payment address set forth in Section 1.01(l) above in accordance with this Section 3.01.

Section 3.02. Annual Rental Adjustment Definitions.

(a)    "Annual Rental Adjustment" shall mean the amount of Tenant's Proportionate Share of Operating Expenses, Real Estate Taxes and Insurance Premiums for a particular calendar year.

(b)    "Tenant's Proportionate Share of Operating Expenses, Real Estate Taxes and Insurance Premiums" shall mean an amount equal to the product of Tenant's Proportionate Share times the sum of the Operating Expenses, Real Estate Taxes and Insurance Premiums. Notwithstanding the foregoing, Operating Expenses, Real Estate Taxes and Insurance Premiums for calendar year 2012 shall not exceed $0.58 per square foot.

(c)    "Operating Expenses" shall mean the amount of all of Landlord's costs and expenses paid or incurred in operating, repairing, replacing and maintaining the Building and the Common Areas in good condition and repair for a particular calendar year (including all additional costs and expenses that Landlord reasonably determines that it would have paid or incurred during such year if the Building had been fully occupied), including by way of illustration and not limitation, the following: commercially reasonable insurance deductibles, water, sewer, electrical and other utility charges other than the separately billed electrical and other charges paid by Tenant as provided in this Lease (or other tenants in the Building); painting; stormwater discharge fees; tools and supplies; repair costs; landscape maintenance costs; access patrols; license, permit and inspection fees; management fees (which shall not exceed 2% of the Minimum Annual Rent for the Building); supplies, costs, wages and related employee benefits payable for the management, maintenance and operation of the Building (provided, however, if an employee of Landlord works on several buildings within the area, including the Building, the costs and expenses incurred in connection with such employee shall be allocated among such buildings by Landlord in accordance with reasonable and consistent criteria); maintenance, repair and replacement of the driveways, parking areas, curbs and sidewalk areas (including snow and ice removal), landscaped areas, drainage strips, sewer lines, exterior walls, foundation, structural frame, roof, gutters and lighting; and maintenance and repair costs, dues, fees and assessments incurred under any covenants or charged by any owners association. The cost of any Operating Expenses that are capital in nature shall be amortized over the useful life of the improvement (as reasonably determined by Landlord in accordance with generally accepted accounting principles ("GAAP")), and only the amortized portion shall be included in Operating Expenses. However, all such amortized Operating Expenses shall be considered Controllable Expenses pursuant to Section 3.05, and as such, shall be subject to the CAM Cap set forth in said Section 3.05 below. Notwithstanding the above, and pursuant to Section 7.01 below, Landlord acknowledges that Landlord shall be solely responsible for the repair, replacement, and maintenance of the roof, foundation, structure and exterior walls of the Building, which shall all be done at Landlord's expense and shall not be included in Operating Expenses or in any way charged to Tenant.

The following includes some of the items (but not all) that shall be excluded in computing Tenant's share of Operating Expenses:

(i)    Costs attributable to seeking and obtaining new tenants as well as retaining existing tenants, such as, but not limited to, advertising, brokerage commissions, and architectural and attorneys' fees;

(ii)    Costs attributable to enforcing leases against tenants at the Property, such as attorneys' fees, court costs and similar expenses;

(iii)    Costs that are reimbursed to Landlord by tenants as a result of provisions contained in their specific lease, other than costs that are reimbursed to Landlord as part of Operating Expenses;

(iv)    Any fines or penalties incurred due to violations by Landlord of any governmental rule or authority;

(v)    The costs incurred to test, survey, cleanup, contain, abate, remove, or otherwise remedy asbestos-containing materials or other materials from the Building or Common Areas that have been classified as "Hazardous Substances" under Environmental Laws (as defined under Section 15.01(a) of the Lease) as of the date of this Lease;

(vi)    Costs attributable to repairing items that are reimbursed by warranties;

(vii)    The costs of the land or the construction of the buildings (including any depreciation) of the Property, whether initially or in connection with any replacement or expansion thereof;

(viii)    Any reserves for future expenditures that would be incurred subsequent to the then current accounting year;

(ix)    Any interest or payments on any financing for the Property, interest and penalties incurred as a result of Landlord's late payment of any bill and any bad debt loss, rent loss or reserves for a bad debt or rent loss;

(x)    Capital expenses except to the extent amortized over the useful life as set forth above and subject to the CAM Cap set forth in Section 3.05 below; and

(xi)    Costs and expenses of special services rendered to particular tenants of the Building or any portion thereof or that exclusively benefit another tenant or tenants of the Building or any portion thereof or vacant space within the Building, including, without limitation, costs of tenant installations, decorating expenses, redecorating expenses or constructing improvements or alterations to any tenant space or vacant space, and the cost of any janitorial cleaning service or security services provided to other tenants which exceed the standard of that provided to Tenant.

(d)    "Real Estate Taxes" shall mean any form of real estate tax or assessment or service payments in lieu thereof, and any license fee, commercial rental tax, improvement bond or other similar charge or tax (other than inheritance, personal income, transfer taxes or estate taxes) imposed upon the Building or Common Areas, or against Landlord's business of leasing the Building, by any authority having the power to so charge or tax, together with the reasonable costs and expenses of contesting the validity or amount of the Real Estate Taxes. Landlord agrees to contest Real Estate Taxes applicable to the Leased Premises for calendar year 2013 based on Tenant's intended use (and, provided Tenant exercises its Expansion Option pursuant to Section 17.01 below, any other year at the request of Tenant) unless Landlord and Tenant mutually agree that such contest shall not be required, or unless such contest is not permitted or not applicable under the Tax Abatement Program (as hereinafter defined).

(e)    "Insurance Premiums" shall mean insurance premiums for commercially reasonable insurance coverage on the Building or Common Areas and shall include all fire and extended coverage insurance on the Building and all liability insurance coverage on the Common Areas of the Building, and the grounds, sidewalks, driveways and parking areas related thereto, together with such other insurance coverages, including, but not limited to, rent interruption insurance, as are from time to time reasonably obtained by Landlord.

Section 3.03. Payment of Additional Rent.

(a)    Any amount required to be paid by Tenant hereunder (in addition to Minimum Annual Rent) and any charges or expenses incurred by Landlord on behalf of Tenant under the terms of this Lease shall be considered "Additional Rent" payable in the same manner and upon the same terms and conditions as the Minimum Annual Rent reserved hereunder, except as set forth herein to the contrary.

(b)    In addition to the Minimum Annual Rent specified in this Lease, commencing as of the Commencement Date, Tenant shall pay to Landlord as Additional Rent for the Leased Premises, in each calendar year or partial calendar year during the Lease Term, an amount equal to the Annual Rental Adjustment for such calendar year. Landlord shall estimate reasonably, subject to Section 3.05 below, the Annual Rental Adjustment annually, and written notice thereof shall be given to Tenant prior to the beginning of each calendar year. Tenant shall pay to Landlord each month, at the same time the Monthly Rental Installment is due, an amount equal to one-twelfth (1/12) of the estimated Annual Rental

Adjustment. Tenant shall be responsible for delivering the Additional Rent to the payment address set forth in Section 1.01(l) above in accordance with this Section 3.03. If Operating Expenses increase or decrease during a calendar year, Landlord may increase or decrease the estimated Annual Rental Adjustment reasonably during such year by giving Tenant written notice to that effect, and thereafter, subject to Section 3.05 below, Tenant shall pay to Landlord, in each of the remaining months of such year, an amount equal to the amount of such increase in the estimated Annual Rental Adjustment divided by the number of months remaining in such year. Within one hundred twenty (120) days after the end of each calendar year, Landlord shall prepare and deliver to Tenant a detailed statement that shows the actual amounts incurred and Tenant's Proportionate Share of the Annual Rental Adjustment. This statement shall also give Tenant credit for all payments made during the year and determine whether Tenant owes money or is owed money for the prior year. Within thirty (30) days after receipt of the aforementioned statement, Tenant shall pay to Landlord, or Landlord shall credit against the next rent payment or payments due from Tenant, as the case may be, the difference between the actual Annual Rental Adjustment for the preceding calendar year and the estimated amount paid by Tenant during such year. At Tenant's request, Landlord shall deliver to Tenant copies of invoices related to the aforementioned statement as Tenant shall reasonably request (as reasonably determined by Landlord). This Section 3.03 shall survive the expiration or any earlier termination of this Lease.

Section 3.04. Late Charges. Tenant acknowledges that Landlord shall incur certain additional unanticipated administrative and legal costs and expenses if Tenant fails to pay timely any payment required hereunder. Therefore, in addition to the other remedies available to Landlord hereunder, if any payment required to be paid by Tenant to Landlord hereunder shall become overdue, such unpaid amount shall bear interest from the due date thereof to the date of payment at the prime rate of interest, as reported in the Wall Street Journal (the "Prime Rate") plus six percent (6%) per annum; provided, however such interest rate shall not be less than ten percent (10%) per annum.

Section 3.05. Maximum Increase in Operating Expenses. Notwithstanding anything in this Lease to the contrary, Tenant will be responsible for Tenant's Proportionate Share of Real Estate Taxes, insurance premiums, utilities, snow removal, management fees (not to exceed two percent (2%) of Minimum Annual Rent), charges assessed against the Building pursuant to any covenants or owner's association, and costs to maintain, repair and replace any improvements on the Adjacent Land, as defined in Section 17.02 below ("Uncontrollable Expenses"), without regard to the level of increase in any or all of the above in any year or other period of time. Tenant's obligation to pay all other Building Operating Expenses that are not Uncontrollable Expenses (herein "Controllable Expenses") shall be limited to a five percent (5%) per annum increase over the amount the Controllable Expenses per square foot for the immediately preceding calendar year would have been had the Controllable Expenses per square foot increased at the rate of five percent (5%) in all previous calendar years beginning with the actual Controllable Expenses per square foot for the year ending December 31, 2012; provided, however, that in no event shall Controllable Expenses per rentable square foot in any calendar year increase over the amount of Controllable Expenses per rentable square foot in the immediately preceding calendar year by more than ten percent (10%) (the "CAM Cap"). Notwithstanding the foregoing, Controllable Expenses for calendar year 2012 shall not exceed $0.08 per square foot.

Section 3.06. Inspection and Audit Rights.

(a)    Tenant shall have the right to inspect, at reasonable times and in a reasonable manner, during the one hundred eighty (180) day period following the delivery of Landlord's statement of the actual amount of the Annual Rental Adjustment (the "Inspection Period"), such of Landlord's books of account and records as pertain to and contain information concerning the Annual Rental Adjustment for the prior calendar year in order to verify the amounts thereof. Such inspection shall take place at Landlord's office upon at least fifteen (15) days prior written notice from Tenant to Landlord. Only Tenant or a consultant that is not being compensated for its services on a contingency fee basis shall conduct such inspection. Tenant shall also agree to follow Landlord's reasonable procedures for auditing such books and records. Landlord and Tenant shall act reasonably in assessing the other party's calculation of the Annual Rental Adjustment. Tenant shall provide Landlord with a copy of its findings within thirty (30) days after completion of the audit. Tenant's failure to exercise its rights hereunder within the Inspection Period shall be deemed a waiver of its right to inspect or contest the method, accuracy or amount of such Annual Rental Adjustment.

(b)    If Landlord and Tenant agree that Landlord's calculation of the Annual Rental Adjustment for the inspected calendar year was incorrect, the parties shall enter into a written agreement confirming such undisputed error and then Landlord shall make a correcting payment in full to Tenant within thirty (30) days after the determination of the amount of such error or credit such amount against future Additional Rent if Tenant overpaid such amount, and Tenant shall pay Landlord within thirty (30) days after the determination of such error if Tenant underpaid such amount. In the event of any errors on the part of Landlord that Landlord agrees were errors costing Tenant in excess of five percent (5%) of Tenant's actual operating expense liability for any calendar year, Landlord will also reimburse Tenant for the costs of an audit reasonably incurred by Tenant in an amount not to exceed $5,000 within the above thirty (30) day period. If Tenant provides Landlord with written notice disputing the correctness of Landlord's statement, and if such dispute shall have not been settled by agreement within thirty (30) days after Tenant provides Landlord with such written notice, Tenant may submit the dispute to a reputable firm of independent certified public accountants or such other qualified individual selected by Tenant and approved by Landlord, and the decision of such accountants shall be conclusive and binding upon the parties. If such accountant decides that there was an error, Landlord will make correcting payment if Tenant overpaid such amount, and Tenant shall pay Landlord if Tenant underpaid such amount. The fees and expenses involved in such decision shall be borne by the party required to pay for the audit.

(c)    All of the information obtained through Tenant's inspection with respect to financial matters (including, without limitation, costs, expenses and income) and any other matters pertaining to Landlord, the Leased Premises, the Building and/or the Park as well as any compromise, settlement or adjustment reached between Landlord and Tenant relative to the results of the inspection shall be held in strict confidence by Tenant and its officers, agents, and employees; and Tenant shall cause its independent professionals to be similarly bound. The obligations within the preceding sentence shall survive the expiration or earlier termination of the Lease.

ARTICLE 4 - SECURITY DEPOSIT

INTENTIONALLY OMITTED.

ARTICLE 5 - OCCUPANCY AND USE

Section 5.01. Use. Tenant shall use the Leased Premises for the Permitted Use and for no other purpose without the prior written consent of Landlord. To Landlord's actual knowledge, as of the date hereof, based on that certain title commitment prepared by First American Title Insurance Company, dated March 1, 2012, there are no deed restrictions or other title restrictions of record that would prohibit the use of the Leased Premises for the Permitted Use. Landlord agrees to assist Tenant in such manner as Tenant reasonably requests, but at no cost to Landlord, in confirming that Tenant's intended use of the Leased Premises meets all zoning requirements and that the sprinkler system is sufficient. Landlord covenants that during the Lease Term, Landlord will not voluntarily enter into any document that prohibits Tenant's use of the Leased Premises for the Permitted Use. In the event any such document is made known to Landlord, Landlord will notify Tenant promptly.

Section 5.02. Covenants of Tenant Regarding Use.

(a)    Tenant shall (i) use and maintain the Leased Premises and conduct its business thereon in a safe, careful, reputable and lawful manner, (ii) comply with all covenants that encumber the Building and all laws, rules, regulations, orders, ordinances, directions and requirements of any governmental authority or agency, now in force or which may hereafter be in force, including, without limitation, those which shall impose upon Landlord or Tenant any duty with respect to or triggered by a change in the use or occupation of, or any improvement or alteration to, the Leased Premises, and (iii) comply with and obey all reasonable directions, rules and regulations of Landlord, including the Building Rules and Regulations attached hereto as Exhibit D and made a part hereof, as may be reasonably modified from time to time by Landlord on reasonable notice to Tenant, so long as any such modification does not materially decrease Tenant's rights hereunder or materially increase Tenant's obligations hereunder. Landlord represents that to the knowledge of Chris Brown, Brian Sutton, Michael Prochaska, Miller Getz and Tammi Parker, without investigation, Landlord is not aware of any deed restrictions or other title restrictions that could prevent Tenant's use of the Leased Premises for the Permitted Use. Landlord agrees to reasonably assist Tenant in confirming that Tenant's intended use meets all zoning requirements and that the sprinkler system is sufficient.

(b)    Tenant shall not do or permit anything to be done in or about the Leased Premises that will in any material way cause a nuisance, obstruct or interfere with the rights of other tenants or occupants of the Building or injure them. Landlord shall not be responsible to Tenant for the non-performance by any other tenant or occupant of the Building of any of Landlord's directions, rules and regulations, but agrees that any enforcement thereof shall be done uniformly. Tenant shall not overload the floors of the Leased Premises. All damage to the floor structure or foundation of the Building due to improper positioning or storage of items or materials shall be repaired by Landlord at the sole expense of Tenant, who shall reimburse Landlord for any reasonable costs incurred by Landlord within thirty (30) days after the receipt by Tenant of a detailed letter explaining the repairs, together with copies of all invoices incurred in connection therewith. Tenant shall not use the Leased Premises, nor allow the Leased Premises to be used, for any purpose or in any manner that would (i) knowingly invalidate any policy of insurance now or hereafter carried by Landlord on the Building, or (ii) knowingly increase the rate of premiums payable on any such insurance policy unless Tenant reimburses Landlord for any increase in premium charged. To Landlord's knowledge, use of the Leased Premises for the Permitted Use will not invalidate any current policy of insurance or increase the rate of premiums payable on any such insurance policy.

Section 5.03. Landlord's Rights Regarding Use. Without limiting any of Landlord's rights specified elsewhere in this Lease (a) Landlord shall have the right at any time, without notice to Tenant, to control, change or otherwise alter the Common Areas in such manner as it deems reasonably necessary or proper; provided, however, that if Tenant has exercised the Expansion Option pursuant to Section 17.01 below, Landlord shall not control, change or alter the Common Areas without Tenant's prior consent, and (b) Landlord, its agents, employees and contractors and any mortgagee of the Building shall have the right to enter any part of the Leased Premises at reasonable times upon reasonable notice (except in the event of an emergency where no notice shall be required) for the purposes of examining or inspecting the same (including, without limitation, testing to confirm Tenant's compliance with this Lease), showing the same to prospective purchasers, mortgagees or tenants, and making such repairs, alterations or improvements to the Leased Premises or the Building as Landlord may deem reasonably necessary or desirable. If Tenant's consent to a change or alteration to the Common Areas is required hereunder, Tenant shall be deemed to have reasonably withheld its consent if Tenant has a reasonable basis to believe that the change or alteration will have more than a nominal adverse impact on Tenant's use of the Leased Premises for the Permitted Use. Except to the extent of Landlord's negligence or willful misconduct not otherwise waived by Tenant pursuant to Section 8.06 below or any other provision of this Lease, Landlord shall incur no liability to Tenant for such entry, nor shall such entry constitute an eviction of Tenant or a termination of this Lease. Without limiting the foregoing, Landlord covenants and agrees that in exercising any of its rights under this Section 5.03, Landlord shall use reasonable efforts to minimize any interference with Tenant’s use of the Leased Premises for the Permitted Use.

ARTICLE 6 - UTILITIES

Tenant shall obtain in its own name and pay directly to the appropriate supplier the cost of all utilities and services serving the Leased Premises. However, if any services or utilities are jointly metered with other property, Landlord shall make a reasonable determination of Tenant's proportionate share of the cost of such utilities and services (at rates that would have been payable if such utilities and services had been directly billed by the utilities or services providers) and Tenant shall pay such share to Landlord within thirty (30) days after receipt of Landlord's written statement. Without limiting the foregoing, following the Expansion Date, if any services or utilities supplied to the Leased Premises are jointly metered with property outside of the Property, Landlord shall make every effort to submeter the Leased Premises from such property. Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility or other Building service and no such failure or interruption shall entitle Tenant to terminate this Lease or withhold sums due hereunder; provided, however, that Landlord shall use good faith, diligent efforts to restore such services or utilities as soon as possible. Notwithstanding the foregoing, in the event that (a) an interruption of utility service to the Leased Premises is due to Landlord’s negligence or intentional wrongful acts, (b) the restoration of such utility service is within Landlord's control, and (c) such interruption renders all or a portion of the Leased Premises untenantable (meaning that Tenant is unable to use, and does not use, such space in the normal course of its business for the Permitted Use) for more than three (3) consecutive business days, then Minimum Annual Rent shall abate proportionately with respect to the portion of the Leased Premises rendered untenantable on a per diem basis for each day after such three (3) business-day period during which such portion of the Leased Premises remains untenantable. Such abatement shall be Tenant's sole remedy for Landlord's failure to restore service as set forth above, and Tenant shall not be entitled to damages (consequential or otherwise) as a result thereof.

ARTICLE 7 - REPAIRS, MAINTENANCE AND ALTERATIONS

Section 7.01. Repair and Maintenance of Building. Landlord, at Landlord's sole cost and expense, shall make all necessary repairs, replacements and maintenance to the roof, exterior walls, foundation, and structural frame of the Building, which shall be at Landlord's sole cost and expense and not included in any Operating Expenses or in any way charged to Tenant. In addition, Landlord shall make all necessary repairs, replacements and maintenance to the sprinkler systems of the Building and the parking and landscaped areas and other Common Areas, as well as all utilities located outside of the exterior walls of the Building, the cost of which shall be included in Operating Expenses to the extent provided in Section 3.02, and except as limited pursuant to the CAM Cap set forth in Section 3.05. Notwithstanding the foregoing, to the extent any such repairs, replacements or maintenance are required because of the gross negligence or default of Tenant, its employees, agents or contractors, Landlord shall make such repairs at Tenant's sole expense. Nothing herein shall limit Tenant's rights set forth in Section

13.03 below.

Section 7.02. Repair and Maintenance of Leased Premises. Subject to Section 17.08 below, Tenant shall, at its own cost and expense, maintain the interior of the Leased Premises in good condition, regularly servicing and promptly making all repairs and replacements thereto, including but not limited to the electrical systems, heating and air conditioning systems, plate glass, floors (other than structural repairs), windows and doors, and plumbing systems inside the walls of the Building. Tenant shall obtain a preventive maintenance contract on the heating, ventilating and air-conditioning systems and provide Landlord with a copy thereof. The preventive maintenance contract shall meet or exceed Landlord's standard maintenance criteria, and shall provide for the inspection and maintenance of the heating, ventilating and air conditioning system on at least a semi-annual basis.

Section 7.03. Alterations. Tenant shall not permit alterations in or to the Leased Premises unless and until Landlord has approved the plans therefor in writing; provided, however, that Tenant shall have the right to make alterations to the Leased Premises without obtaining Landlord’s prior written consent provided that (a) such alterations do not exceed One Hundred Thousand Dollars ($100,000.00) in cost in any one instance and Two Hundred Thousand Dollars ($200,000.00) in cost in the aggregate during each twelve (12) month period of the Lease Term; (b) such alterations are non-structural and non-mechanical in nature; (c) such alterations do not require a permit; (d) Tenant provides Landlord with prior written notice of its intention to make such alterations stating in reasonable detail the nature, extent and estimated cost of such alterations together with the plans and specifications for the same (the "Alterations Notice"), and (e) at Landlord's option, Tenant must remove such alterations and restore the Leased Premises upon termination of this Lease. Notwithstanding anything contained herein to the contrary, Tenant shall have no obligation hereunder to remove alterations or improvements which have been made by Tenant with the express written consent of Landlord, unless, at the time of granting such consent, Landlord has expressly required the removal of any such proposed alterations or improvements as a condition to granting such consent (or if Landlord's consent is not required, then within ten (10) business days of Landlord's receipt of the Alterations Notice). Landlord agrees to act reasonably in determining whether the proposed alterations or improvements must be removed. Except to the extent Tenant is required to remove alterations and restore the Leased Premises upon termination of this Lease as set forth above, all such alterations shall become a part of the realty and the property of Landlord, and shall not be removed by Tenant. Tenant shall ensure that all alterations shall be made in accordance with all applicable laws, regulations and building codes, in a good and workmanlike manner and of quality equal to or better than the original construction of the Building. No person shall be entitled to any lien derived through or under Tenant for any labor or material furnished to the Leased Premises, and nothing in this Lease shall be construed to constitute Landlord's consent to the creation of any lien. If any lien is filed against the Leased Premises for work claimed to have been done for or material claimed to have been furnished to Tenant, Tenant shall cause such lien to be discharged of record or bonded over within thirty (30) days after notice to Tenant of such filing. Tenant shall indemnify Landlord from all reasonable costs, losses, expenses and attorneys' fees in connection with any such lien. If the proposed alterations exceed $100,000.00, and Landlord is still an affiliate of Duke Realty Corporation, then Tenant agrees that at Landlord's option, Duke Construction Limited Partnership or a subsidiary or affiliate of Landlord, who shall receive a fee as Landlord's construction manager or general contractor, shall perform all work on any alterations to the Leased Premises at competitive market rates. Notwithstanding anything to the contrary set forth herein, the provisions of this Section 7.03 do not apply to the Expansion Improvements or the Land Improvements to be performed in accordance with Sections 17.01 and 17.02, respectively, below.

ARTICLE 8 - INDEMNITY AND INSURANCE

Section 8.01. Release. All of Tenant's trade fixtures, merchandise, inventory, special fire protection equipment, telecommunication and computer equipment, supplemental air conditioning equipment, kitchen equipment and all other personal property in or about the Leased Premises, the Building or the Common Areas, which is deemed to include the trade fixtures, merchandise, inventory and personal property of others located in or about the Leased Premises or Common Areas at the invitation, direction or acquiescence (express or implied) of Tenant (all of which property shall be referred to herein, collectively, as "Tenant's Property"), shall be and remain at Tenant's sole risk. Landlord shall not be liable to Tenant or to any other person for, and Tenant hereby releases Landlord (and its affiliates, property managers and mortgagees) from (a) any and all liability for theft or damage to Tenant's Property, and (b) any and all liability for any injury to Tenant or its employees, agents, contractors, guests and invitees in or about the Leased Premises, the Building or the Common Areas, except to the extent of personal injury caused directly by the negligence or willful misconduct of Landlord, its agents, employees or contractors. Nothing contained in this Section 8.01 shall limit (or be deemed to limit) the waivers contained in Section 8.06 below. In the event of any conflict between the provisions of Section 8.06 below and this Section 8.01, the provisions of Section 8.06 shall prevail. This Section 8.01 shall survive the expiration or earlier termination of this Lease.

Section 8.02. Indemnification by Tenant. Tenant shall protect, defend, indemnify and hold Landlord, its agents, employees and contractors of all tiers harmless from and against any and all claims, damages, demands, penalties, costs, liabilities, losses, and expenses (including reasonable attorneys' fees and expenses at the trial and appellate levels actually incurred, without regard to statutory interpretation) to the extent (a) arising out of or relating to any act, omission, negligence, or willful misconduct of Tenant or Tenant's agents, employees or contractors in or about the Leased Premises, the Building or the Common Areas, (b) arising out of or relating to any of Tenant's Property, or (c) arising out of any other act or occurrence within the Leased Premises, in all such cases except to the extent of personal injury caused directly by the negligence or willful misconduct of Landlord, its agents, employees or contractors. Nothing contained in this Section 8.02 shall limit (or be deemed to limit) the waivers contained in Section 8.06 below. In the event of any conflict between the provisions of Section 8.06 below and this Section 8.02, the provisions of Section 8.06 shall prevail. This Section 8.02 shall survive the expiration or earlier termination of this Lease.

Section 8.03. Indemnification by Landlord. Landlord shall protect, defend, indemnify and hold Tenant, its agents, employees and contractors of all tiers harmless from and against any and all claims, damages, demands, penalties, costs, liabilities, losses and expenses (including reasonable attorneys' fees and expenses at the trial and appellate levels actually incurred, without regard to statutory interpretation) to the extent arising out of or relating to any act, omission, negligence or willful misconduct of Landlord or Landlord's agents, employees or contractors. Nothing contained in this Section 8.03 shall limit (or be deemed to limit) the waivers contained in Section 8.06 below. In the event of any conflict between the provisions of Section 8.06 below and this Section 8.03, the provisions of Section 8.06 shall prevail. This Section 8.03 shall survive the expiration or earlier termination of this Lease.

Section 8.04. Tenant's Insurance.

(a)    During the Lease Term (and any period of early entry or occupancy or holding over by Tenant, if applicable), Tenant shall maintain the following types of insurance, in the amounts specified below:

(i)    Liability Insurance. Commercial General Liability Insurance, ISO Form CG 00 01, or its equivalent, covering Tenant's use of the Leased Premises against claims for bodily injury or death or property damage, which insurance shall be primary and non-contributory and shall provide coverage on an occurrence basis with a per occurrence limit of not less than $5,000,000 for each policy year (which limit shall be increased to $10,000,000 for each policy year in the event Tenant exercises the Expansion Option pursuant to Section 17.01 below), which limit may be satisfied by any combination of primary and excess or umbrella per occurrence policies.

(ii)    Property Insurance. Special Form Insurance in the amount of the full replacement cost of Tenant's Property (including, without limitation, alterations or additions performed by Tenant pursuant hereto, but excluding those improvements, if any, made pursuant to Section 2.02 above), which insurance shall waive coinsurance limitations.

(iii)    Worker's Compensation Insurance. Worker's Compensation insurance in amounts required by applicable law; provided, if there is no statutory requirement for Tenant, Tenant shall still obtain Worker's Compensation insurance coverage.

(iv)    Intentionally omitted.

(v)    Automobile Insurance. Commercial Automobile Liability Insurance insuring bodily injury and property damage arising from all owned, non-owned and hired vehicles, if any, with minimum limits of liability of $1,000,000 combined single limit, per accident. Notwithstanding the foregoing, Tenant may elect not to carry Automobile Insurance; provided, however, that in such event Tenant shall release Landlord from any and all liability arising during the Lease Term that would have been covered by such Automobile Insurance had Tenant elected to carry such coverage.

(b)    All insurance required to be carried by Tenant hereunder shall (i) be issued by one or more insurance companies licensed to do business in the State in which the Leased Premises is located and having an AM Best's rating of A VII or better, and (ii) provide that said insurance shall not be materially changed, canceled or permitted to lapse on less than thirty (30) days' prior written notice to Landlord. In addition, Tenant shall name Landlord, Landlord's managing agent, and any mortgagee requested in writing by Landlord, as additional insureds under its commercial general liability, excess and umbrella policies (but only to the extent of the limits required hereunder). On or before the Commencement Date (or the date of any earlier entry or occupancy by Tenant), and thereafter, within thirty (30) days prior to the expiration of each such policy, Tenant shall furnish Landlord with certificates of insurance in the form of ACORD 25 (or other evidence of insurance reasonably acceptable to Landlord), evidencing all required coverages, and that with the exception of workers compensation insurance, such insurance is primary and non-contributory. If Tenant fails to carry such insurance and furnish Landlord with such certificates of insurance and such failure continues for ten (10) days after notice from Landlord, Landlord may obtain such insurance on Tenant's behalf and Tenant shall reimburse Landlord upon demand for the cost thereof as Additional Rent. Landlord reserves the right following the initial Lease Term to require Tenant to obtain higher minimum amounts or different types of insurance if it becomes customary for other landlords of similar buildings in the area to require similar sized tenants in similar industries to carry insurance of such higher minimum amounts or of such different types; provided, however, that in no event will Landlord require more than a ten percent (10%) increase in the per occurrence limit of the Commercial General Liability Insurance coverage during each extension of the Lease Term. Any coverage of Tenant's may be carried per a blanket policy.

Section 8.05. Landlord's Insurance.

(a)    During the Lease Term, Landlord shall maintain the following types of insurance, in the amounts specified below (the cost of which shall be included in Operating Expenses):

(i)    Liability Insurance. Commercial General Liability Insurance, ISO Form CG 00 01, or its equivalent, covering the Common Areas against claims for bodily injury or death and property damage, which insurance shall be primary and non-contributory and shall provide coverage on an occurrence basis with a per occurrence limit of not less than $10,000,000 for each policy year, which limit may be satisfied by any combination of primary and excess or umbrella per occurrence policies.

(ii)    Property Insurance. Special Form Insurance in the amount of the full replacement cost of the Building, including, without limitation, any improvements, if any, made pursuant to Section 2.02 above, but excluding Tenant's Property and any other items required to be insured by Tenant pursuant to Section 8.04 above.

(b)    Upon Tenant's request, which request shall not be made more than one (1) time annually (or in the event of an ownership change in the Building), Landlord shall furnish Tenant with certificates of insurance evidencing Landlord's required coverages.

Section 8.06. Waiver of Subrogation. Notwithstanding anything contained in this Lease to the contrary, Landlord (and its affiliates, property managers and mortgagees) and Tenant (and its affiliates) hereby waive any rights each may have against the other on account of any loss of or damage to their respective property, the Leased Premises, its contents, or other portions of the Building or Common Areas arising from any risk which is required to be insured against by Sections 8.04(a)(ii), 8.04(a)(iii) and 8.05(a)(ii) above. The special form property insurance policies and worker's compensation insurance policies maintained by Landlord and Tenant as provided in this Lease shall include an endorsement containing an express waiver of any rights of subrogation by the insurance company against Landlord and Tenant, as applicable.

ARTICLE 9 - CASUALTY

In the event of total or partial destruction of the Building or the Leased Premises by fire or other casualty, Landlord agrees promptly to restore and repair same; provided, however, Landlord's obligation hereunder with respect to the Leased Premises shall be limited to the reconstruction of such of the leasehold improvements as were originally required to be made by Landlord pursuant to Section 2.02 above, Section 17.02 below, or Exhibit F attached hereto. Rent shall proportionately abate during the time that the Leased Premises or part thereof are unusable because of any such damage. Notwithstanding the foregoing, if the Leased Premises are (a) so destroyed that they cannot be repaired or rebuilt within thirty (30) days from the casualty date (or if Tenant has exercised the Expansion Option set for the in Section 17.01 below, then within one hundred eighty (180) days from the casualty date); or (b) destroyed by a casualty that is covered by the insurance required hereunder but such insurance proceeds exceed $1,000,000.00 and are not released by any mortgagee entitled thereto (Landlord acknowledging that it will be responsible for the cost to restore and repair the Building up to $1,000,000 in the event the mortgagee does not release the insurance proceeds); then, in case of a clause (a) casualty, either Landlord or Tenant may, or, in the case of a clause (b) casualty, then Landlord may, upon thirty (30) days' written notice to the other party, terminate this Lease with respect to matters thereafter accruing. Tenant waives any right under applicable laws inconsistent with the terms of this paragraph.

ARTICLE 10 - EMINENT DOMAIN

If all or any substantial part of the Building or Common Areas shall be acquired by the exercise of eminent domain, Landlord may terminate this Lease by giving written notice to Tenant on or before the date possession thereof is so taken; provided, however, if Tenant exercises the Expansion Option pursuant to Section 17.01 below, Landlord shall have no right to terminate this Lease in the event of eminent domain if only the Common Areas (and not the Building) are acquired by the condemning authority. If all or any part of the Leased Premises or more than ten percent (10%) of Tenant's parking rights, or access to such parking or the Leased Premises shall be acquired by the exercise of eminent domain so that the Leased Premises shall become impractical for Tenant to use for the Permitted Use, Tenant may terminate this Lease by giving written notice to Landlord as of the date possession thereof is so taken. All damages awarded shall belong to Landlord; provided, however, that Tenant may claim dislocation damages if such amount is not subtracted from Landlord's award.

ARTICLE 11 - ASSIGNMENT AND SUBLEASE

Section 11.01. Assignment and Sublease.

(a)    Tenant shall not assign this Lease or sublet the Leased Premises in whole or in part without Landlord's prior written consent. In the event of any permitted assignment or subletting, Tenant shall remain primarily liable hereunder. The acceptance of rent from any other person shall not be deemed to be a waiver of any of the provisions of this Lease or to be a consent to the assignment of this Lease or the subletting of the Leased Premises. Any assignment or sublease consented to by Landlord shall not relieve Tenant (or its assignee) from obtaining Landlord's consent to any subsequent assignment or sublease.

(b)    By way of example and not limitation, Landlord shall be deemed to have reasonably withheld consent to a proposed assignment or sublease if in Landlord's opinion (i) the Leased Premises are or may be in any way materially adversely affected; (ii) the business reputation of the proposed assignee or subtenant is unacceptable in Landlord's reasonable business judgment; (iii) the financial worth of the proposed assignee or subtenant is insufficient to meet the obligations hereunder, or (iv) the prospective assignee or subtenant is a current tenant at the Park or is a bona-fide third-party prospective tenant and Landlord has space available within the Park to meet such tenant's or prospective tenant's needs, and Landlord has received a proposal from or submitted a proposal to such tenant or prospective tenant within ninety (90) days of the date of Tenant's request to assign or sublease. Landlord further expressly reserves the right to refuse to give its consent to any subletting if the proposed rent is publicly advertised to be less than the then current rent for similar premises in the Building. If Landlord refuses to give its consent to any proposed assignment or subletting, Landlord may, at its option, within thirty (30) days after receiving a request to consent, terminate this Lease by giving Tenant thirty (30) days' prior written notice of such termination, whereupon each party shall be released from all further obligations and liability hereunder, except those which expressly survive the termination of this Lease. Notwithstanding the foregoing, in the event Landlord elects to terminate this Lease pursuant to the immediately preceding sentence, Tenant shall have the right to withdraw its assignment or sublet request within twenty (20) days after receipt of Landlord's termination notice, whereupon Landlord's termination shall be ineffective and this Lease shall continue in full force and effect.

(c)    If Tenant shall make any assignment or sublease, with Landlord's consent, for a rental in excess of the rent payable under this Lease, Tenant shall pay to Landlord fifty percent (50%) of any such excess rental upon receipt (less Tenant's actual and reasonable third party out of pocket expenses incurred in connection with such subletting or assignment). Tenant agrees to pay Landlord $500.00 upon demand by Landlord for reasonable accounting and attorneys' fees incurred in conjunction with the processing and documentation of any requested assignment, subletting or any other hypothecation of this Lease or

Tenant's interest in and to the Leased Premises as consideration for Landlord's consent.

Section 11.02. Permitted Transfer. Notwithstanding anything to the contrary contained in Section 11.01 above, Tenant shall have the right, without Landlord's consent, but upon notice to Landlord, to (a) sublet all or part of the Leased Premises to any related corporation or other entity which controls Tenant, is controlled by Tenant or is under common control with Tenant; (b) assign all or any part of this Lease to any related corporation or other entity which controls Tenant, is controlled by Tenant, or is under common control with Tenant, or to a successor entity into which or with which Tenant is merged or consolidated or which acquires substantially all of Tenant's assets or property or stock; or (c) effectuate any public offering (or privatizing) of Tenant's stock on the New York Stock Exchange or in the NASDAQ over the counter market, provided that such successor entity assumes all of the obligations and liabilities of Tenant (any such entity hereinafter referred to as a "Permitted Transferee"). Tenant shall use reasonable efforts to notify Landlord prior to any sublet or assignment to a Permitted Transferee, but in all events Tenant shall notify Landlord within thirty (30) days following such sublet or assignment to a Permitted Transferee. For the purpose of this Article 11 "control" shall mean ownership of not less than fifty percent (50%) of all voting stock or legal and equitable interest in such corporation or entity. Any such transfer shall not relieve Tenant of its obligations under this Lease. Nothing in this paragraph is intended to nor shall permit Tenant to transfer its interest under this Lease as part of a fraud or subterfuge to intentionally avoid its obligations under this Lease (for example, transferring its interest to a shell corporation that subsequently files a bankruptcy), and any such transfer shall constitute a Default hereunder. Any change in control of Tenant resulting from a merger, consolidation, or a transfer of partnership or membership interests, a stock transfer, or any sale of substantially all of the assets of Tenant that do not meet the requirements of this Section 11.02 shall be deemed an assignment or transfer that requires Landlord's prior written consent pursuant to Section 11.01 above.

ARTICLE 12 - TRANSFERS BY LANDLORD

Section 12.01. Sale of the Building. Landlord shall have the right to sell the Building and Leased Premises at any time during the Lease Term, subject only to the rights of Tenant hereunder; and such sale shall operate to release Landlord from liability hereunder that arises after the date of such conveyance, provided that the new landlord agrees in writing to assume all of the obligations of Landlord under this Lease. Without limiting the foregoing, the guaranty provided by Duke Realty Limited Partnership pursuant to Article 18 below shall remain in effect as if the original Landlord hereunder had not conveyed its interest in the Building until the earlier to occur of (i) the guaranty no longer being applicable, and (ii) the new landlord providing a similar guaranty.

Section 12.02. Estoppel Certificate.

(a)    Tenant's Estoppel. Within fifteen (15) days following receipt of a written request from Landlord, Tenant shall execute and deliver to Landlord, without cost to Landlord, a commercially reasonable estoppel certificate certifying (a) that this Lease is in full force and effect and unmodified or stating the nature of any modification, (b) the date to which rent has been paid, (c) that there are not, to Tenant's knowledge, any uncured defaults or specifying such defaults if any are claimed, and (d) any other matters or state of facts reasonably required respecting the Lease. Such estoppel may be relied upon by Landlord and by any purchaser or mortgagee of the Building.

(b)    Landlord's Estoppel. Within fifteen (15) days following receipt of a written request from Tenant, Landlord shall execute and deliver to Tenant a commercially reasonable estoppel certificate certifying (i) that this Lease is in full force and effect and unmodified or stating the nature of any modification, (ii) the date to which rent has been paid, (iii) that there are not, to Landlord's knowledge, any uncured defaults or specifying such defaults if any are claimed, and (iv) any other matters or state of facts reasonably required respecting the Lease, it being intended that any such statement delivered pursuant hereto may be relied upon by Tenant, any mortgagee of Tenant, and by any assignee or sublessee of the Leased Premises.

Section 12.03. Subordination. This Lease is and shall be expressly subject and subordinate at all times to the lien of any present or future mortgage, deed to secure debt, or deed of trust encumbering fee title to the Leased Premises (herein, a "Mortgage"). If any such Mortgage be foreclosed, upon request of the mortgagee or beneficiary, as the case may be, Tenant will attorn to the purchaser at the foreclosure sale. The foregoing provisions are declared to be self-operative and no further instruments shall be required to effect such subordination and/or attornment; provided, however, that subordination of this Lease to any future Mortgage shall be conditioned upon the mortgagee, beneficiary, or purchaser at foreclosure, as the case may be, agreeing that the Lease will remain in full force and effect and Tenant's occupancy of the Leased Premises and other rights under this Lease shall not be disturbed by reason of the foreclosure of such Mortgage so long as Tenant is not in default under this Lease beyond applicable notice and cure periods. Within fifteen (15) days following receipt of a written request from Landlord, Tenant shall execute and deliver to Landlord, without cost, a commercially reasonable instrument that Landlord deems reasonably necessary or desirable to confirm the subordination of this Lease. Without limiting the foregoing, simultaneously with its execution of this Lease, Landlord and Tenant shall each execute a subordination, non-disturbance, and attornment agreement, in substantially the form attached hereto as Exhibit E.

Section 12.04. Quiet Enjoyment. So long as Tenant has not committed a default beyond any applicable notice and cure periods hereunder that remains uncured, Landlord agrees that Tenant shall have the right to quietly use, possess and enjoy the Leased Premises for the Lease Term, without hindrance by anyone claiming by, through or under Landlord.

ARTICLE 13 - DEFAULT AND REMEDY

Section 13.01. Default. The occurrence of any of the following shall be a "Default":

(a)    Tenant fails to pay any (i) Monthly Rental Installments (A) within five (5) business days following written notice from Landlord on the first three (3) occasions in any twelve (12) month period, and (B) within five (5) business days after the same is due on any subsequent occasion within said twelve (12) month period, or (ii) Additional Rent within ten (10) business days following written notice from Landlord.

(b)    Tenant fails to perform or observe any other term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after written notice thereof from Landlord; provided, however, that if the nature of Tenant's default is such that more than thirty (30) days are reasonably required to cure, then such default shall be deemed to have been cured if Tenant commences such performance within said thirty (30) day period and thereafter diligently completes the required action within a reasonable time.

(c)    Tenant shall vacate or abandon the Leased Premises, or fail to occupy the Leased Premises or any substantial portion thereof for a period of thirty (30) days. Notwithstanding the foregoing, Tenant may vacate the Leased Premises during the term of this Lease provided (i) Tenant is not otherwise in default hereunder beyond applicable notice and cure periods; (ii) Tenant adequately secures the Leased Premises to prevent damage, destruction or vandalism to the Leased Premises; (iii) Tenant continues such utilities to the Leased Premises as will prevent any damage to the Leased Premises; (iv) Tenant continues to provide insurance for the Leased Premises and Tenant pays any increased premium resulting from a lack of a tenant in the Leased Premises.

(d)    Tenant shall assign or sublet all or a portion of the Leased Premises in contravention of the provisions of Article 11 of this Lease.

(e)    All or substantially all of Tenant's assets in the Leased Premises or Tenant's interest in this Lease are attached or levied under execution (and Tenant does not discharge the same within ninety (90) days thereafter); a petition in bankruptcy, insolvency or for reorganization or arrangement is filed by or against Tenant (and Tenant fails to secure a stay or discharge thereof within ninety (90) days thereafter); Tenant is insolvent and unable to pay its debts as they become due; Tenant makes a general assignment for the benefit of creditors; Tenant takes the benefit of any insolvency action or law; the appointment of a receiver or trustee in bankruptcy for Tenant or its assets if such receivership has not been vacated or set aside within ninety (90) days thereafter; or, dissolution or other termination of Tenant's corporate charter if Tenant is a corporation.

Section 13.02. Remedies. Upon the occurrence of any Default, Landlord shall have the following rights and remedies, in addition to those stated elsewhere in this Lease and those allowed by law or in equity, any one or more of which may be exercised without further notice to Tenant:

(a)    Landlord may re-enter the Leased Premises and cure any Default of Tenant, and Tenant shall reimburse Landlord as Additional Rent for any costs and expenses that Landlord thereby incurs; and Landlord shall not be liable to Tenant for any loss or damage that Tenant may sustain by reason of Landlord's action except to the extent of Landlord's negligence or willful misconduct not otherwise waived by Tenant pursuant to Section 8.06 below or any other provision of this Lease.

(b)    Landlord may terminate this Lease by giving Tenant notice of termination, in which event this Lease shall expire and terminate on the date specified in such notice of termination and all rights of Tenant under this Lease and in and to the Leased Premises shall terminate; provided, however, that prior to any termination of this Lease by Landlord pursuant to this subsection (b), and without limiting any notice and cure period set forth in Section 13.01 above, Landlord shall give Tenant an additional ten (10) day prior written notice and cure period. Tenant shall remain liable for all obligations under this Lease arising up to the date of such termination, and Tenant shall surrender the Leased Premises to Landlord on the date specified in such notice. Furthermore, Tenant shall be liable to Landlord for the unamortized balance of any leasehold improvement allowance and brokerage fees paid in connection with the Lease.

(c)    Without terminating this Lease, Landlord may terminate Tenant's right to possession of the Leased Premises, and thereafter, neither Tenant nor any person claiming under or through Tenant shall be entitled to possession of the Leased Premises. In such event, Tenant shall immediately surrender the Leased Premises to Landlord, and Landlord may re-enter the Leased Premises and dispossess Tenant and any other occupants of the Leased Premises by any lawful means and may remove their effects, without prejudice to any other remedy that Landlord may have. Upon termination of possession, Landlord may re-let all or any part thereof as the agent of Tenant for a term different from that which would otherwise have constituted the balance of the Lease Term and for rent and on terms and conditions different from those contained herein, whereupon Tenant shall be obligated to pay to Landlord, within thirty (30) days following Landlord's request therefor, an amount equal to (i) the difference between the rent provided for herein and that provided for in any lease covering a subsequent re-letting of the Leased Premises, for the period which would otherwise have constituted the balance of the Lease Term had this Lease not been terminated (said period being referred to herein as the "Remaining Term"), (ii) the reasonable costs of recovering possession of the Leased Premises and all other expenses, loss or damage incurred by Landlord by reason of Tenant's Default ("Default Damages"), which shall include, without limitation, the reasonable expenses of preparing the Leased Premises for re-letting, demolition, repairs, tenant finish improvements, brokers' commissions and attorneys' fees, and (iii) all unpaid Minimum Annual Rent and Additional Rent that accrued prior to the date of termination of possession, plus any interest and late fees due hereunder (the "Prior Obligations"). Neither the filing of any dispossessory proceeding nor an eviction of personalty in the Leased Premises shall be deemed to terminate the Lease.

(d)    With or without terminating this Lease, declare immediately due and payable all Default Damages and all Prior Obligations, whereupon Tenant shall be obligated to pay the same to Landlord.

(e)    Landlord may sue for injunctive relief or to recover damages for any loss resulting from the Default.

(f)    Notwithstanding anything to the contrary contained herein, Landlord shall use reasonable efforts to mitigate its damages, which shall not exceed those required by applicable law or such efforts as Landlord generally uses to lease other space in the Building.

Section 13.03. Landlord's Default and Tenant's Remedies. Landlord shall be in default if it fails to perform any term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after written notice thereof from Tenant to Landlord; provided, however, that if the term, condition, covenant or obligation to be performed by Landlord is such that it cannot reasonably be performed within thirty (30) days, such default shall be deemed to have been cured if Landlord commences such performance within said thirty-day period and thereafter diligently undertakes to complete the same. Upon the occurrence of any such default, Tenant may sue for injunctive relief or to recover damages for any loss directly resulting from the breach, or pursue other rights allowed at law or in equity, however Tenant shall not be entitled to terminate this Lease or withhold, offset or abate any sums due hereunder. Notwithstanding anything to the contrary contained herein, in no event shall Landlord be liable for any consequential or punitive damages. As to Landlord's maintenance and repair obligations hereunder, if Landlord has not cured or commenced to cure a maintenance or repair default set forth in said notice from Tenant within said 30-day period (or such lesser period of time as may be reasonable under the circumstances in the event such default by Landlord poses an imminent risk of harm to persons or property), Tenant may undertake all reasonable action to cure Landlord's failure of performance. If Tenant elects to cure said default, Tenant shall, prior to commencement of said work, provide to Landlord a specific description of the work to be performed by Tenant and the name of Tenant’s contractor. Any materials used shall be of equal or better quality than currently exists in the Building and Tenant’s contractor shall be adequately insured and of good reputation. Landlord agrees to reimburse Tenant on demand for all reasonable, third party out-of-pocket expenses incurred by Tenant in connection therewith, provided that Tenant delivers to Landlord adequate bills or other supporting evidence substantiating said cost. If Landlord does not reimburse Tenant or give Tenant notice of objection to such reimbursement within sixty (60) days following Tenant’s demand, and if Landlord’s objection to such reimbursement is resolved against Landlord by agreement of the parties or by a court of competent jurisdiction to which the dispute has been submitted by the parties, Tenant shall have the right to set off said reimbursement from the rental payable by Tenant to Landlord hereunder.

Section 13.04. Limitation of Landlord's Liability. If Landlord shall fail to perform any term, condition, covenant or obligation required to be performed by it under this Lease and if Tenant shall, as a consequence thereof, recover a money judgment against Landlord, Tenant agrees that it shall look solely to Landlord's right, title and interest in and to the Building (and the unencumbered stream of rent) for the collection of such judgment ("Landlord's Equity Interest"); and Tenant further agrees that no other assets of Landlord shall be subject to levy, execution or other process for the satisfaction of Tenant's judgment. For purposes of this Section 13.04, in no event shall Landlord’s Equity Interest in the Building be deemed to be less than twenty percent (20%) of the fair market value of the Building determined as of the date on which Tenant initiates the applicable action to enforce its rights under the Lease.

Section 13.05. Nonwaiver of Defaults. Neither party's failure or delay in exercising any of its rights or remedies or other provisions of this Lease shall constitute a waiver thereof or affect its right thereafter to exercise or enforce such right or remedy or other provision. No waiver of any default shall be deemed to be a waiver of any other default. Landlord's receipt of less than the full rent due shall not be construed to be other than a payment on account of rent then due, nor shall any statement on Tenant's check or any letter accompanying Tenant's check be deemed an accord and satisfaction. No act or omission by Landlord or its employees or agents during the Lease Term shall be deemed an acceptance of a surrender of the Leased Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.

Section 13.06. Attorneys' Fees. If either party defaults in the performance or observance of any of the terms, conditions, covenants or obligations contained in this Lease and the non-defaulting party obtains a judgment against the defaulting party, then the defaulting party agrees to reimburse the non-defaulting party for reasonable attorneys' fees actually incurred in connection therewith, without regard to statutory interpretation.

ARTICLE 14 - LANDLORD'S RIGHT TO RELOCATE TENANT

INTENTIONALLY OMITTED.

ARTICLE 15 - TENANT'S RESPONSIBILITY REGARDING
ENVIRONMENTAL LAWS AND HAZARDOUS SUBSTANCES

Section 15.01. Environmental Definitions.

(a)    "Environmental Laws" shall mean all present or future federal, state and municipal laws, ordinances, rules and regulations applicable to the environmental and ecological condition of the Leased Premises, and the rules and regulations of the Federal Environmental Protection Agency and any other federal, state or municipal agency or governmental board or entity having jurisdiction over the Leased Premises.

(b)    "Hazardous Substances" shall mean those substances included within the definitions of "hazardous substances," "hazardous materials," "toxic substances" "solid waste" or "infectious waste" under Environmental Laws and petroleum products.

Section 15.02. Restrictions on Tenant. Tenant shall not cause or permit the use, generation, release, manufacture, refining, production, processing, storage or disposal of any Hazardous Substances on, under or about the Leased Premises, or the transportation to or from the Leased Premises of any Hazardous Substances, except as necessary and appropriate for its Permitted Use in which case the use, storage or disposal of such Hazardous Substances shall be performed in compliance with the Environmental Laws and the standards prevailing in the industry.

Section 15.03. Notices, Affidavits, Etc. Tenant shall immediately (a) notify Landlord of (i) any violation by Tenant, its employees, agents, representatives, customers, invitees or contractors of any Environmental Laws on, under or about the Leased Premises, or (ii) the presence or suspected presence of any Hazardous Substances on, under or about the Leased Premises, and (b) deliver to Landlord any notice received by Tenant relating to (a)(i) and (a)(ii) above from any source.

Section 15.04. Tenant's Indemnification. Tenant shall indemnify Landlord and Landlord's managing agent from any and all claims, losses, liabilities, costs, expenses and damages, including attorneys' fees, costs of testing and remediation costs, incurred by Landlord in connection with any breach by Tenant of its obligations under this Article 15. The covenants and obligations under this Article 15 shall survive the expiration or earlier termination of this Lease.

Section 15.05. Existing Conditions. Notwithstanding anything contained in this Article 15 to the contrary, Tenant shall not have any liability to Landlord under this Article 15 resulting from any conditions existing, or events occurring, or any Hazardous Substances existing or generated, at, in, on, under or in connection with the Leased Premises prior to the Commencement Date of this Lease (or any earlier occupancy of the Leased Premises by Tenant) except to the extent Tenant knowingly exacerbates the same. In addition, Tenant shall not have any liability to Landlord under this Lease resulting from any mold existing at, in, on, under or in connection with the Leased Premises prior to the Commencement Date of this Lease (or any earlier occupancy of the Leased Premises by Tenant) except to the extent Tenant knowingly exacerbates the same.

Section 15.06. Landlord's Representation and Indemnity. Landlord represents that, to the actual knowledge of Chris Brown, Brian Sutton, Michael Prochaska, Miller Getz, Craig Caskey and Tammi Parker, employees of Landlord who are responsible for the development, leasing, management, maintenance and all legal aspects of the Building and the Leased Premises, no Hazardous Substances are located within the Building or Leased Premises or underlying land in violation of Environmental Laws. Landlord hereby agrees to indemnify Tenant and hold Tenant harmless from and against any clean-up costs, remedial costs, preventative costs, and/or any governmental fees, costs, expenses, charges or the like arising from any presence of any Hazardous Substances upon or within the Leased Premises which were caused by Landlord, its agents, employees or contractors. Nothing in this Section shall be interpreted as imposing any liability on Landlord for any other costs or expenses incurred by Tenant including any lost sales or profits of Tenant resulting from any such presence. The covenants and obligations under this Article 15 shall survive the expiration or earlier termination of this Lease.

ARTICLE 16 - MISCELLANEOUS

Section 16.01. Benefit of Landlord and Tenant. This Lease shall inure to the benefit of and be binding upon Landlord and Tenant and their respective successors and assigns.

Section 16.02. Governing Law. This Lease shall be governed in accordance with the laws of the State where the Building is located. Venue in all events will be in the County where the Building is located.

Section 16.03. Force Majeure. Landlord and Tenant (except with respect to the payment of any monetary obligation) shall be excused for the period of any delay in the performance of any obligation hereunder when such delay is occasioned by causes beyond its control, including but not limited to work stoppages, boycotts, slowdowns or strikes; shortages of materials, equipment, labor or energy; unusual weather conditions; or acts or omissions of governmental or political bodies.

Section 16.04. Examination of Lease. Submission of this instrument by Landlord to Tenant for examination or signature does not constitute an offer by Landlord to lease the Leased Premises. This Lease shall become effective, if at all, only upon the execution by and delivery to both Landlord and Tenant. Execution and delivery of this Lease by Tenant to Landlord constitutes an offer to lease the Leased Premises on the terms contained herein.

Section 16.05. Indemnification for Leasing Commissions. The parties hereby represent and warrant that the only real estate broker involved in the negotiation and execution of this Lease is the Broker and that no other party is entitled, as a result of the actions of the respective party, to a commission or other fee resulting from the execution of this Lease. Each party shall indemnify the other from any and all liability for the breach of this representation and warranty on its part and shall pay any compensation to any other broker or person who may be entitled thereto. Landlord shall pay any commission due Broker based on this Lease pursuant to a separate agreement between Landlord and Broker.

Section 16.06. Notices. Any notice required or permitted to be given under this Lease or by law shall be deemed to have been given if it is written and delivered in person or by overnight courier or mailed by certified mail, postage prepaid, to the party who is to receive such notice at the address specified in Section 1.01(l). If sent by overnight courier, the notice shall be deemed to have been given one (1) business day after sending. If mailed, the notice shall be deemed to have been given on the date that such notice is first received or rejected. Either party may change its address by giving written notice thereof to the other party.

Section 16.07. Partial Invalidity; Complete Agreement. If any provision of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect. This Lease represents the entire agreement between Landlord and Tenant covering everything agreed upon or understood in this transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect between the parties. No change or addition shall be made to this Lease except by a written agreement executed by Landlord and Tenant.

Section 16.08. Financial Statements. In the event that Carters, Inc. is no longer a publicly traded company or no longer continues to own a one hundred percent (100%) interest in Tenant, during the Lease Term and any extensions thereof, Tenant shall provide to Landlord, within thirty (30) days following Landlord's request (which request shall not be made more than annually), a copy of Tenant's most recent financial statements prepared as of the end of Tenant's fiscal year. Such financial statements shall be signed by Tenant or an officer of Tenant, if applicable, who shall attest to the truth and accuracy of the information set forth in such statements, or if the Minimum Annual Rent hereunder exceeds $100,000.00, said statements shall be certified and, if available, audited. All financial statements provided by Tenant to Landlord hereunder shall be prepared in conformity with generally accepted accounting principles, consistently applied. Landlord agrees that it shall maintain the confidentiality of such financial statements during the Lease Term; provided, however, Landlord may disclose the contents of the financial statements to (a) officers and employees of Landlord and those agents, attorneys and consultants of Landlord reasonably requiring access, (b) actual or prospective lenders, purchasers, investors or shareholders of Landlord, (c) any entity or agency required by law, or (d) any entity or agency which is reasonably necessary to protect Landlord's interest in any action, suit or proceeding brought by or against Landlord and relating to the subject matter of this Lease.

Section 16.09. Representations and Warranties.

(a)    Tenant hereby represents and warrants that (i) Tenant is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the State under which it was organized; (ii) Tenant is authorized to do business in the State where the Building is located; and (iii) the individual(s) executing and delivering this Lease on behalf of Tenant has been properly authorized to do so, and such execution and delivery shall bind Tenant to its terms.

(b)    Landlord hereby represents and warrants that (i) Landlord is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the State under which it was organized; (ii) Landlord is authorized to do business in the State where the Building is located; and (iii) the individual(s) executing and delivering this Lease on behalf of Landlord has been properly authorized to do so, and such execution and delivery shall bind Landlord to its terms.

Section 16.10. Signage. Tenant, at Tenant's sole cost and expense, shall have the right to install (a) a monument sign displaying Tenant's name and/or logo located at the main entrance drive to the Building (the "Monument Sign"), (b) a Building-mounted identification sign displaying Tenant's name and/or logo located on the side of the Building (the "Building Sign"), and (c) provided Tenant exercises the Expansion Option, other signage at the Property reasonably requested by Tenant (the "Other Signage"; the Monument Sign, the Building Sign and the Other Signage hereinafter referred to, collectively, as the "Signs"); provided that said Signs and Tenant's installation thereof comply with all laws, rules, regulations, ordinances and covenants encumbering the Building. The size, location, materials, coloring, lettering, lighting and method of installation of the Signs shall be subject to Landlord's prior approval. Tenant shall, at its sole cost and expense, keep and maintain the Signs in good condition and repair. On or before the expiration or earlier termination of this Lease, Tenant shall be responsible for removing the Signs and repairing any damage to the Building caused by such removal. Tenant shall place no other exterior signs on the Leased Premises without the prior written consent of Landlord. Any signs not in conformity with the Lease may, after fifteen (15) days notice to Tenant from Landlord, be immediately removed or commenced to be removed by Landlord. Tenant's rights with respect to this Section 16.10 are personal to The William Carter Company (or any Permitted Transferee) and shall automatically terminate and be of no further force or effect if The William Carter Company assigns or sublets all or any portion of its interest in the Lease (except to a Permitted Transferee).

Section 16.11. Parking. Tenant shall be entitled to the non-exclusive use of the parking spaces designated for the Building by Landlord. Tenant agrees not to overburden the parking facilities and agrees to cooperate with Landlord and other tenants in the use of the parking facilities. Landlord reserves the right in its reasonable discretion to determine whether parking facilities are becoming crowded and, in such event, to allocate parking spaces between Tenant and other tenants, provided such space shall be allocated proportionately based upon the space leased by each tenant. There will be no assigned parking unless Landlord, in its reasonable discretion, deems such assigned parking advisable. No vehicle may be repaired or serviced in the parking area and any vehicle brought into the parking area by Tenant, or any of Tenant's employees, contractors or invitees, and deemed abandoned by Landlord will be towed and all costs thereof shall be borne by the Tenant. All driveways, ingress and egress, and all parking spaces are for the joint use of all tenants. There shall be no parking permitted on any of the streets or roadways located within the Park. In addition, Tenant agrees that its employees will not park in the spaces designated visitor parking.

Section 16.12. Consent. Where the consent of a party is required, such consent will not be unreasonably withheld, conditioned or delayed.

Section 16.13. Time. Time is of the essence of each term and provision of this Lease.

Section 16.14. Patriot Act. Each of Landlord and Tenant, each as to itself, hereby represents its compliance and its agreement to continue to comply with all applicable anti-money laundering laws, including, without limitation, the USA Patriot Act, and the laws administered by the United States Treasury Department's Office of Foreign Assets Control, including, without limitation, Executive Order 13224 ("Executive Order"). Each of Landlord and Tenant further represents (such representation to be true throughout the Lease Term) (a) that it is not, and it is not owned or controlled directly or indirectly by any person or entity, on the SDN List published by the United States Treasury Department's Office of Foreign Assets Control and (b) that it is not a person otherwise identified by government or legal authority as a person with whom a U.S. Person is prohibited from transacting business. As of the date hereof, a list of such designations and the text of the Executive Order are published under the website address www.ustreas.gov/offices/enforcement/ofac.

Section 16.15. Usufruct. Tenant's interest in the Leased Premises is a usufruct, not subject to levy and sale, and not assignable by Tenant except as expressly set forth herein.

Section16.16. Landlord's Lien. Landlord expressly waives any liens (whether contractual, statutory, or constitutional, arising under common law, or otherwise) on Tenant's property (including, without limitation, fixtures, equipment or inventory) located in the Leased Premises.

ARTICLE 17 - SPECIAL STIPULATIONS

Section 17.01. Option to Expand. Provided that no default has occurred and is then continuing (provided that if there is a default hereunder that has occurred, but the cure period related thereto has not expired, Tenant's exercise of this option to extend shall be valid provided that Tenant does cure such default within such cure period), Landlord hereby grants to Tenant an exclusive option (the "Expansion Option") to expand the Leased Premises to include that certain approximately 505,269 square feet of space labeled "Expansion Space" on Exhibit A to this Lease (the "Expansion Space"), on the terms and conditions set forth herein.

(a)    The term of the Expansion Option shall commence on the date of the Lease and shall expire on May 31, 2012 (the "Option Period"). In the event that Tenant desires to exercise the Expansion Option, Tenant shall deliver written notice to Landlord to such effect (the "Option Notice"). The Option Notice shall not be effective unless delivered to Landlord by Tenant within the Option Period.

(b)    If Tenant validly exercises the Expansion Option, the Leased Premises shall be expanded to include the Expansion Space effective as of October 1, 2012 (the "Expansion Date"), and thereafter, Tenant shall lease the Leased Premises (which shall be deemed to include the Expansion Space) on all of the terms and conditions set forth in this Lease, with the following modifications:

(i)    Effective as of the Expansion Date, the Rentable Area shall be increased to 1,061,663 square feet.

(ii)    Effective as of the Expansion Date, Tenant's Proportionate Share shall be increased to 100%.

(iii)    The Lease Term shall be extended through and including September 30, 2023.

(iv)    Effective as of the Expansion Date, the schedule of Minimum Annual Rent payable by Tenant with respect to the Leased Premises as set forth in Section 1.01(d) shall be deleted in its entirety and replaced with the following:

October 1, 2012 – September 30, 2013        $0.00
October 1, 2013 – September 30, 2014        $2,346,275.23
October 1, 2014 – September 30, 2015        $2,346,275.23
October 1, 2015 – September 30, 2016        $2,404,932.11
October 1, 2016 – September 30, 2017        $2,465,055.41
October 1, 2017 – September 30, 2018        $2,526,681.80
October 1, 2018 – September 30, 2019        $2,589,848.84
October 1, 2019 – September 30, 2020        $2,654,595.06
October 1, 2020 – September 30, 2021        $2,720,959.94
October 1, 2021 – September 30, 2022        $2,788,983.94
October 1, 2022 – September 30, 2023        $2,858,708.54

(v)    Effective as of the Expansion Date, the schedule of Monthly Rental Installments payable by Tenant with respect to the Leased Premises as set forth in Section 1.01(e) shall be deleted in its entirety and replaced with the following:

October 1, 2012 – September 30, 2013        $0.00
October 1, 2013 – September 30, 2014        $195,522.94
October 1, 2014 – September 30, 2015        $195,522.94
October 1, 2015 – September 30, 2016        $200,411.01
October 1, 2016 – September 30, 2017        $205,421.28
October 1, 2017 – September 30, 2018        $210,556.82
October 1, 2018 – September 30, 2019        $215,820.74
October 1, 2019 – September 30, 2020        $221,216.26
October 1, 2020 – September 30, 2021        $226,746.66
October 1, 2021 – September 30, 2022        $232,415.33
October 1, 2022 – September 30, 2023        $238,225.71

(vi)     Tenant's Proportionate Share of Operating Expenses, Real Estate Taxes and Insurance Premiums for the period commencing October 1, 2012 through and including September 30, 2013 shall be abated.

(vii)    Landlord shall construct and install all leasehold improvements to the Expansion Space (collectively, the "Expansion Improvements") in accordance with Exhibit F attached hereto and made a part hereof.

(viii)    Effective as of the Expansion Date, the Land shall be expanded to include the Adjacent Land (as hereinafter defined).

(ix)    Effective as of the Expansion Date, Landlord agrees that it shall not grant any other party the right to use the Common Areas without Tenant's consent; provided, however, that this provision shall not apply to the use of any visitor parking, the exercise of any right or obligation of Landlord under this Lease, permissions granted any overnight delivery service, or similar uses of the Common Areas.

(x)    At the option of either Landlord or Tenant, Landlord and Tenant shall enter into an amendment confirming Tenant's lease of the Expansion Space on the aforesaid terms; provided, however, that this Section 17.01 shall be fully effective on the terms and conditions set forth above, whether or not such amendment is executed and delivered.

Section 17.02. Adjacent Land.

(a)    Additional Parking. Provided that Tenant exercises the Expansion Option set forth in Section 17.01 above, Tenant shall have the right, commencing as of the Expansion Date to use the adjacent approximately 14.51 acre parcel of undeveloped land as shown on Exhibit A hereto (the "Adjacent Land") as an additional parking area and/or for additional truck access to the Leased Premises. Commencing as of the Expansion Date, Tenant shall pay for all Operating Expenses, Real Estate Taxes and Insurance Premiums with respect to the Adjacent Land as Additional Rent in accordance with Article 3 above. Landlord hereby represents to Tenant that the cost of Real Estate Taxes for calendar year 2011 with respect to the Adjacent Land totaled $5,031.00, and that Operating Expenses and Insurance Premiums with respect to the Adjacent Land were negligible.

(b)    Development of Adjacent Land.

(i)    Landlord and Tenant acknowledge that the Adjacent Land is undeveloped as of the date of this Lease. If Tenant elects to use the Adjacent Land for parking or truck access as set forth above, Tenant shall have the right to (A) construct and install such improvements (the "Land Improvements"), or (B) request that Landlord construction and install the Land Improvements.

(ii)    If Tenant elects to construct and install the Land Improvements in accordance with clause (i)(A) above, Tenant shall solicit competitive bids from third party contractors, provided that Landlord or Landlord's affiliate shall have the opportunity to submit a bid. If a third party contractor is selected by Tenant to perform the Land Improvements, such work shall be performed in accordance with Section 7.03 of this Lease, and Landlord shall have the right to approve the design and construction specifications, including, without limitation, all quality control specifications. The Land Improvements shall be performed at Tenant's sole cost and expense, and Landlord shall be entitled to a construction management fee in an amount equal to two and one-half percent (2.5%) of the Land Improvement costs.

(iii)    If Tenant elects to have Landlord construct and install the Land Improvements in accordance with clause (i)(B) above, Tenant shall provide written notice of such request (the "Adjacent Land Notice") to Landlord on or before October 1, 2013. Thereafter, Landlord shall solicit competitive bids from at least three (3) subcontractors for each trade, and Landlord and Tenant shall review the bids jointly and select one subcontractor for each item bid. Promptly following the selection of a subcontractor for each trade, Landlord shall deliver to Tenant a statement of the cost to construct and install the Land Improvements. If the parties cannot, each acting reasonably and in good faith, agree on a scope of work, schedule and/or the cost of the Land Improvements on or before the one hundred twentieth (120th) day following Tenant's delivery of the Adjacent Land Notice, either party shall have the right to terminate the rights and obligations of the parties under Section 17.02(b)(i)(B) above and this 17.02(b)(iii), in which event such Sections shall be null and void and of no further force or effect; provided, however that Tenant shall retain the right to perform the Land Improvements in accordance with clauses (i)(A) and (ii) of this Section 17.02(b) above. If Landlord performs the Land Improvements, the cost of the Land Improvements shall be multiplied by seven percent (7%) to determine the amount to be paid by Tenant as Additional Rent in accordance with this Lease, which Additional Rent shall be paid commencing as of the first day of the first calendar month following substantial completion of the Land Improvements, with such amount escalating at a rate of two and one-half percent (2.5%) per annum coterminous with the Minimum Annual Rent escalations (such payment obligation being referred to herein as the "Additional Base Rent"). If, however, the first such escalation occurs less than twelve (12) months following the commencement of the Additional Base Rent payments, then the escalation for such first year only shall be a prorated escalation, determined by multiplying the escalation rate of 2.5% by a fraction, the numerator of which is the number of months since commencement of the Additional Base Rent payments and the denominator of which is twelve (12). Tenant's exercise of its option to surrender a portion of the Leased Premises pursuant to Section 17.05 below shall not impact the amount of any Additional Base Rent paid pursuant to this Section 17.02, nor shall Tenant's exercise of such option to surrender limit Tenant's rights with respect to the Adjacent Land.

Section 17.03. License to Use Additional Office Space.

(a)    Grant of License. As of the Commencement Date, Landlord hereby grants Tenant a license to use the existing office space within the Expansion Space (the "License Space") for general office use, and for no other purpose. In no event shall Tenant store any hazardous, toxic, chemical, combustible, flammable or infectious materials in or about the License Space. It is understood that this Section 17.03 does not constitute a lease of the License Space and does not entitle Tenant to possession of the License Space, but is merely authorization to use the License Space for the purpose stated hereinabove. Throughout the term of this license, as set forth in subsection (b) below, Tenant shall maintain the License Space in a clean and orderly condition. Upon the expiration or earlier termination of this license, Tenant shall return the License Space to Landlord in the same condition as exists as of the date immediately preceding the Commencement Date.

(b)    Term of License. The term of the license shall commence as of the Commencement Date and shall continue for the initial Lease Term. In the event Tenant fails to exercise the Expansion Option set forth in Section 17.01 above, Landlord shall have the right to terminate this license at any time upon thirty (30) days written notice to Tenant. Notwithstanding the foregoing, if Tenant defaults in its obligations under this Section 17.03, and such default continues for a period of ten (10) days following notice from Landlord, Landlord shall have the right to terminate the license immediately.

(c)    Release. All of Tenant's trade fixtures, merchandise, inventory and all other personal property in or about the License Space, which is deemed to include the trade fixtures, merchandise, inventory and personal property of others located in or about the License Space or Common Areas related thereto at the invitation, direction or acquiescence (express or implied) of Tenant (all of which property shall be referred to herein, collectively, as "License Property"), shall be and remain at Tenant's sole risk. Landlord shall not be liable to Tenant or to any other person for, and Tenant hereby releases Landlord from (a) any and all liability for theft or damage to License Property, and (b) any and all liability for any injury to Tenant or its employees, agents, contractors, guests and invitees in or about the License Space or the Common Areas related thereto, except to the extent caused directly by the negligence or willful misconduct or omissions of Landlord, its agents, employees or contractors. This Section 17.03 shall survive the expiration or earlier termination of the license granted herein.

(d)    Indemnity. Tenant shall protect, defend, indemnify and hold Landlord, its agents, employees and contractors harmless from and against any and all claims, damages, demands, penalties, costs, liabilities, losses, and expenses (including reasonable attorneys' fees and expenses actually incurred, without regard to statutory interpretation) to the extent (i) arising out of or relating to any act, omission, negligence, or willful misconduct of Tenant or Tenant's agents, employees or contractors in or about the License Space, (ii) arising out of or relating to any of the License Property, or (iii) arising out of any other act or occurrence within the License Space, in all such cases except to the extent caused directly by the negligence or willful misconduct or omissions of Landlord, its agents, employees or contractors. This Section 17.03(d) shall survive the expiration or earlier termination of this Agreement.

(e)    Waiver of Subrogation. Notwithstanding anything to the contrary contained herein, Landlord and Tenant hereby waive any rights each may have against the other on account of any loss of or damage to the License Space or contents arising from any risk that is insured against by a party hereto.

(f)    Failure to Surrender. Tenant acknowledges that TIME IS OF THE ESSENCE with respect to Tenant's surrender of the License Space as required herein, and that Tenant shall be liable to Landlord for any and all losses, liability and damages (including, without limitation, attorneys' fees and expenses and loss of rentals from other tenants or potential tenants of the License Space) suffered or incurred by Landlord as a result of Tenant's failure to surrender the License Space to Landlord in the condition required herein on or before the Termination Date.

Section 17.04. Options to Extend.

(a)    Grant and Exercise of Option. Provided that (i) Tenant exercises the Expansion Option pursuant to Section 17.01 above, (ii) no default has occurred and is then continuing (provided that if there is a default hereunder that has occurred, but the cure period related thereto has not expired, Tenant's exercise of this option to extend shall be valid provided that Tenant does cure such default within such cure period), and (iii) subject to subsection (d) below, the tangible net worth of Tenant is then equal to or greater than $25,000,000.00, Tenant shall have the option to extend the Lease Term for two (2) additional periods of five (5) years each (each an "Extension Term"). Each Extension Term shall be upon the same terms and conditions contained in the Lease except (x) this provision giving two (2) extension options shall be amended to reflect the remaining options to extend, if any, (y) any improvement allowances or other concessions applicable to the Leased Premises under the Lease shall not apply to the Extension Term, and (z) the Minimum Annual Rent shall be adjusted as set forth below (the "Rent Adjustment"). Tenant shall exercise each option by delivering to Landlord, no later than nine (9) months prior to the expiration of the preceding term, written notice of Tenant's desire to extend the Lease Term, together with a copy of Tenant's most recent audited financial statements to the extent not publicly available (the "Extension Notice"). Tenant's failure to timely exercise such option shall be deemed a waiver of such option and any succeeding option. If Tenant properly exercises its option to extend, Landlord and Tenant shall execute an amendment to the Lease reflecting the terms and conditions of the Extension Term within thirty (30) days after Tenant's exercise of its option to extend; provided, however, that this Section 17.04 shall be fully effective on the terms and conditions set forth herein, whether or not such amendment is executed and delivered. For the purpose of this Section 17.04, "tangible net worth" shall mean the excess of the value of tangible assets (i.e. assets excluding those which are intangible such as goodwill, patents and trademarks) over liabilities.

(b)    Rent Adjustment. The Minimum Annual Rent for the applicable Extension Term shall be calculated as follows: For the first twelve (12) months of the applicable Extension Term, the Minimum Annual Rent shall be an amount equal to one hundred two and one-half percent (102.5%) of the sum of (i) the Minimum Annual Rent per square foot (which includes, without limitation, the Allowance Rent set forth in Exhibit F, Section 2(e), if elected by Tenant), plus (ii) the Additional Base Rent for the period immediately preceding the applicable Extension Term. Thereafter, the Minimum Annual Rent per square foot shall increase by two and one-half percent (2.5%) for each successive twelve (12) month period of the Extension Term. The Monthly Rental Installments shall be an amount equal to one-twelfth (1/12) of the Minimum Annual Rent for each year of the Extension Term and shall be paid at the same time and in the same manner as provided in the Lease.

(c)    Extension Allowance. Subject to subsection (d) below, in the event Tenant exercises its option to extend in accordance with this Section 17.04, Landlord shall provide to Tenant a refurbishment allowance of up to $0.50 per square foot (the "Refurbishment Allowance") for each option exercised to be used in connection with the construction and installation of various improvements and alterations within the Leased Premises (with any such alterations to be completed in compliance with Section 7.03 of the Lease). Such Refurbishment Allowance shall be paid by Landlord to Tenant within thirty (30) days following Tenant's written request therefor, which request shall be accompanied by receipts or other reasonable evidence of the cost of such alterations. Any portion of the Refurbishment Allowance that remains unpaid within six (6) months following the commencement of the applicable Extension Term shall be credited against the next Monthly Rental Installment(s) due under this Lease.

(d)    Credit Enhancement. In the event that Tenant exercises its option to extend the Lease Term pursuant to subsection (a) above, but Landlord notifies Tenant in writing (the "TNW Notice") within ten (10) business days following Landlord's receipt of the applicable Extension Notice that Tenant's tangible net worth is then less than $25,000,000.00, Tenant shall nevertheless have the right to extend the Lease Term provided that Tenant agrees, by written notice to Landlord delivered within ten (10) business days following Tenant's receipt of the TNW Notice, to either (i) forego the Refurbishment Allowance, in which event subsection (c) above shall be deemed null and void and of no further force or effect with respect to the applicable Extension Term, or (ii) deliver to Landlord an Irrevocable Letter of Credit (the "Letter of Credit") in the amount of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00). If Tenant fails to respond within said 10-business day period, Tenant shall be deemed to have elected to forego the Refurbishment Allowance for the applicable Extension Term. If Tenant elects to deliver the Letter of Credit, the Letter of Credit shall be delivered prior to the commencement of the Extension Term in form and from a financial institution reasonably acceptable to Landlord, and, except as set forth below, shall be maintained in full force and effect throughout the Lease Term and during the sixty (60) day period after the later of (x) the expiration of the Lease Term or (y) the date that Tenant delivers possession of the Leased Premises to Landlord, as security for the performance by Tenant of all of Tenant’s obligations contained in this Lease. In the event that, during the Lease Term, Tenant fails to deliver to Landlord a renewal or replacement to the Letter of Credit by a date no later than forty-five (45) days prior to its expiration date, Landlord shall have the right to demand and receive payment in full under the letter of credit and to hold the cash proceeds as a security deposit under this Lease for the applicable Extension Term. Notwithstanding the foregoing, commencing as of the first (1st) anniversary of the applicable Extension Term and continuing on each subsequent anniversary of the applicable Extension Term, the Letter of Credit shall be reduced by $500,000.00 provided that (A) the Letter of Credit is then in full force and effect (i.e. it has not been converted to cash), and (B) Tenant is not in default hereunder that is then continuing (provided that if there is a default hereunder that has occurred, but the cure period related thereto has not expired, the Letter of Credit shall still reduce provided that Tenant does cure such default within such cure period). Following each such reduction in the Letter of Credit, and provided the conditions set forth in clauses (A) and (B) are satisfied, Landlord shall (at no cost to Landlord) (1) accept from the issuer of the Letter of Credit an amendment to the Letter of Credit reducing the Letter of Credit by $500,000.00, but which does not otherwise amend or modify the same, and (2) execute and deliver to the issuer of the Letter of Credit such instruments as may be reasonably required by such issuer to effectuate such reduction. At such time, if at all, as the Letter of Credit is reduced to zero, Landlord shall return the Letter of Credit to Tenant.

(e)    The option to extend provided in subparagraph (a) above is personal to The William

Carter Company (or its Permitted Transferee) and shall automatically terminate and be of no further force and effect if The William Carter Company assigns its interest in the Lease (except to a Permitted Transferee), or sublets more than 100,000 square feet of the Leased Premises (other than to a Permitted Transferee).

Section 17.05. Option to Surrender Space.

(a)    Provided that (i) Tenant exercises the Expansion Option pursuant to Section 17.01 above, and (ii) no default has occurred and is then continuing (provided that if there is a default hereunder that has occurred, but the cure period related thereto has not expired, Tenant's exercise of this option to extend shall be valid provided that Tenant does cure such default within such cure period), Tenant shall have the right to surrender a portion of the Leased Premises (such portion being referred to herein as the "Reduction Space") consisting of up to 556,394 square feet, but in no event less than 265,212 square feet, in accordance with the terms of this Section 17.05; provided, however, that (A) the configuration of the Reduction Space must reasonably run along column lines from dock wall to dock wall so as to preserve the cross-dock nature of the Building, and (B) the Leased Premises following such surrender must consist of contiguous space. In the event that Tenant exercises its right to surrender the Reduction Space, such surrender shall be effective as of September 30, 2018 (the "Surrender Date"). In order to exercise such surrender, Tenant shall notify Landlord of such exercise in writing on or before September 30, 2017. If Tenant fails to notify Landlord by the deadline set forth above, Tenant shall have waived Tenant's surrender right for the remainder of the term of the Lease and any extensions thereof.

(b)    In the event that Tenant exercises its option to surrender the Reduction Space pursuant to subsection (a) above, Tenant shall deliver to Landlord, in immediately available funds, an amount equal to One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) (the "Surrender Fee") on or before the Surrender Date; provided, however, that if Tenant exercised its option to use the Additional Allowance as set forth in Section 2(e) of Exhibit F below, the Surrender Fee shall be increased by an amount equal to One Hundred Eighty-Three Thousand Four Hundred Twenty-Seven Thousand and 19/100 Dollars ($183,427.19) multiplied by the amount of the Additional Allowance actually used by Tenant, then divided by One Million and No/100 Dollars ($1,000,000.00). Additionally, if the Reduction Space consists of less than 556,394 square feet, the Surrender Fee, as adjusted pursuant to the foregoing sentence, shall be prorated accordingly by multiplying it by the number of square feet actually being given back and dividing it by 556,394. Such payment is made in consideration for Landlord's grant of this option to surrender to compensate Landlord for rental and other concessions given to Tenant and for other good and valuable consideration. Such payment does not constitute payment of rent to Landlord.

(c)    In the event that Tenant exercises its option to surrender the Reduction Space pursuant to subsection (a) above (i) commencing as of the Surrender Date, all rights and obligations of Tenant with respect to the Reduction Space shall terminate and be of no further force or effect (provided, however, that any of Tenant’s obligations under the Lease that survive the termination of the Lease shall continue to apply to the Reduction Space as provided therein), (ii) Tenant shall remain responsible for any Minimum Annual Rent and Additional Rent payable with respect to the Reduction Space and attributable to any period up through and including the effective date of such surrender, (iii) Tenant shall reimburse Landlord upon demand for the actual and reasonable cost of any demising wall necessary to subdivide the space and any necessary changes to the security fence required as a result of such surrender (provided that Landlord shall separate any utilities from the Reduction Space to the extent required at Landlord's sole cost and expense), and (iv) the Lease shall continue unmodified and in full force and effect, except that thereafter (A) all references to the "Leased Premises" under the Lease shall refer to the Leased Premises less and except the Reduction Space, and (B) the Rentable Area, Tenant's Proportionate Share, and the

Minimum Annual Rent and Monthly Rental Installments shall be adjusted proportionately.

(d)    If Tenant exercises its right to surrender the Reduction Space pursuant to subsection (a) above, and fails to surrender the Reduction Space on or before the Surrender Date, Tenant shall be deemed to be holding over with respect to the Reduction Space, as set forth in Section 2.04 of the Lease.

(e)    If Tenant exercises its right to surrender the Reduction Space, at the election of either party, Landlord and Tenant shall enter into an amendment confirming the terms set forth in this Section 17.05; provided, however, that this Section 17.05 shall be fully effective on the terms and conditions set forth above, whether or not such amendment is executed and delivered.

(f)    The option to surrender space provided in subparagraph (a) above is personal to The William Carter Company (or its Permitted Transferee) and shall automatically terminate and be of no further force and effect if The William Carter Company assigns its interest in the Lease (except to a Permitted Transferee).

Section 17.06. Right of First Offer to Purchase. Provided that (i) Tenant exercises the Expansion Option pursuant to Section 17.01 above, and (ii) no default has occurred and is then continuing (provided that if there is a default hereunder that has occurred, but the cure period related thereto has not expired, Tenant's exercise of this option to extend shall be valid provided that Tenant does cure such default within such cure period), Landlord hereby grants to Tenant a right of first offer (the "Purchase Offer") to purchase the Building, subject to the terms and conditions set forth herein.

(a)    The term of the Purchase Offer shall commence as of the date hereof and shall continue throughout the Lease Term, unless sooner terminated pursuant to the terms hereof. Notwithstanding anything contained herein to the contrary, in the event the Lease is terminated or expires prior to the exercise of the Purchase Offer by Tenant, then the Purchase Offer shall terminate.

(b)    Prior to offering the Building and/or Leased Premises for sale to a third party, Landlord shall deliver to Tenant a written notice that Landlord intends to list the Building for sale (the "Notice to Sell"), which Notice to Sell shall specify, among other things, the purchase price for the Building and the terms of payment (the "Purchase Price"). Tenant shall have thirty (30) days after receipt of the Notice to Sell to deliver an offer to Landlord offering to purchase the Building (the "Notice of Purchase") for the Purchase Price and on the terms set forth in the Notice to Sell. The negotiation and execution of a mutually acceptable purchase and sale agreement, based on Landlord's standard form, must occur no more than thirty (30) calendar days after the date on which Tenant gives Landlord the Notice of Purchase. Landlord and Tenant agree to negotiate said purchase and sale agreement during said 30-day period in good faith; provided, however, that Tenant acknowledges that the purchase and sale agreement will provide that the contemplated purchase and sale is subject to approval thereof by Landlord's investment committee on or before the expiration of any applicable inspection period set forth therein, and that if Landlord's investment committee does not approve such transaction, Landlord will reimburse Tenant for its reasonable and actual third party verified out of pocket expenses incurred in connection with the proposed purchase and sale, up to a maximum of Fifty Thousand and No/100 Dollars ($50,000.00).

(c)    If Tenant fails or elects not to give the Notice of Purchase within said thirty (30) day period, then this Purchase Offer shall terminate and Landlord may proceed to offer to sell the Building and/or Leased Premises, and may thereafter sell the Building and/or Leased Premises at a price equal to or greater than the Purchase Price offered to Tenant and upon terms no more favorable than those offered to Tenant, without any longer being subject to this Purchase Offer, except as provided above. Provided, however, (i) if, within one (1) year after the termination of the Purchase Offer pursuant to the preceding sentence, Landlord fails to enter into a binding contract with a third party for the sale of the Building and/or Leased Premises at a purchase price that is equal to or greater than the Purchase Price set forth in Landlord's Notice to Sell (the "New Contract"), or (ii) Landlord enters into the New Contract, but the New Contract is terminated for any reason prior to the consummation of the purchase and sale contemplated therein, then the Purchase Offer shall be deemed reinstated and Landlord shall again be required to comply with the provisions of this Section 17.06.

(d)    If Tenant elects to give the Notice of Purchase within said thirty (30) day period, but a mutually acceptable purchase and sale agreement is not executed, delivered and accepted by and between Landlord and Tenant within the thirty (30) calendar day period referenced in subsection (b) above, then this Purchase Offer shall terminate and Landlord may proceed to offer to sell the Building and/or Leased Premises, and may thereafter sell the Building and/or Leased Premises, without any longer being subject to this Purchase Offer, except as set forth above. Provided, however, (i) if, within two (2) years after the termination of the Purchase Offer pursuant to the preceding sentence, Landlord fails to enter into a New Contract, or (ii) Landlord enters into the New Contract, but the New Contract is terminated for any reason prior the consummation of the purchase and sale contemplated therein, then the Purchase Offer shall be deemed reinstated and Landlord shall again be required to comply with the provisions of this Section 17.06.

(e)    The following transactions by Landlord shall be excluded from the Purchase Offer (in which event the Purchase Offer shall continue in full force and effect following any such transaction):

(i)    A transfer of the Building from Landlord to a joint venture partner of Landlord, or from one joint venture partner of Landlord to another joint venture partner of Landlord, or a transfer of the Building to an entity controlled by Landlord or a joint venture partner of Landlord;

(ii)    A transfer of the Building to or from an industrial development authority or other governmental or quasi-governmental agency (collectively, the "Agency") as part of a tax reduction or tax abatement program in which Landlord leases the Building back from the Agency and then subleases to a tenant;

(iii)    A sale of the Building to the appropriate condemning authority pursuant to eminent domain or under threat of eminent domain;

(iv)    If Landlord creates a security interest in the Building as collateral for a loan or in the event of a conveyance pursuant to a foreclosure of a security interest or a deed in lieu of foreclosure; or

(v)    A sale of the Building in connection with any bona fide portfolio transaction that includes the Building and one or more additional buildings owned by Landlord or its affiliate.

(f)    This Purchase Offer shall be null and void and terminate if Tenant is a holdover Tenant pursuant to Section 2.04 of the Lease.

(g)    The right of first offer to purchase provided in this Section 17.06 is personal to The William Carter Company (or its Permitted Transferee) and shall automatically terminate and be of no further force and effect if The William Carter Company assigns its interest in the Lease (except to a Permitted Transferee), or sublets more than 100,000 square feet of the Leased Premises (other than to a

Permitted Transferee).

Section 17.07. Free Trade Zone. In the event Tenant exercises the Expansion Option pursuant to Section 17.01 above, Tenant shall have the right to pursue qualification of the entire Leased Premises and Adjacent Land as a Free Trade Zone. Landlord shall cooperate reasonably with Tenant in connection therewith, and shall complete and execute any related paperwork or documentation; provided, however, that Landlord's costs with respect to such Free Trade Zone qualification shall not exceed Twenty-Five Thousand and No/100 Dollars ($25,000.00).

Section 17.08, Warranty.

(a)    Landlord hereby warrants to Tenant, which warranty shall survive through and including the initial Lease Term if the Expansion Option is not exercised, and through and including September 30, 2013 if the Expansion Option is exercised (the "Systems Warranty Period"), that the building systems, including but not limited to, electrical, sprinkler, plumbing, and heating, ventilation and air conditioning systems servicing the Leased Premises shall be in good working order. The foregoing warranty shall include all repairs and/or replacements required during the Systems Warranty Period. In addition, Landlord warrants that during the Systems Warranty Period, the heating, ventilation and air conditioning system will be able to handle three (3) air changes per hour.

(b)    Landlord hereby warrants to Tenant, which warranty shall survive for the three (3) year period following the Commencement Date, that provided Tenant does not exceed the floor load capacity, the floor slab within the Leased Premises shall be free from defects.

(c)    The foregoing warranties shall exclude damages or defects caused by Tenant, its agents, employees or contractors, improper or insufficient maintenance, improper operation or normal wear and tear under normal usage.

(d)     Following the expiration of any warranty period set forth in this Lease, Landlord shall pass through to Tenant the benefit of any warranties held by Landlord with respect to the Leased Premises and the Expansion Space, as applicable.

Section 17.09. Compliance with Law.

(a)    Existing Governmental Regulations. If any federal, state or local laws, ordinances, orders, rules, regulations or requirements (collectively, "Governmental Requirements") in existence as of the date of the Lease require an alteration or modification of the Leased Premises (a "Code Modification") and such Code Modification (i) is not made necessary as a result of the specific use being made by Tenant of the Leased Premises (as distinguished from an alteration or improvement which would be required to be made by the owner of any warehouse building comparable to the Building irrespective of the use thereof by any particular occupant), and (ii) is not made necessary as a result of any alteration of the Leased Premises by Tenant, such Code Modification shall be performed by Landlord, at Landlord's sole cost and expense.

(b)    Governmental Regulations – Landlord Responsibility. If, as a result of one or more Governmental Requirements that are not in existence as of the date of this Lease, it is necessary from time to time during the Lease Term, to perform a Code Modification to the Building or the Common Areas that (i) is not made necessary as a result of the specific use being made by Tenant of Leased Premises (as distinguished from an alteration or improvement which would be required to be made by the owner of any warehouse building comparable to the Building irrespective of the use thereof by any particular occupant), and (ii) is not made necessary as a result of any alteration of the Leased Premises by Tenant, such Code Modification shall be performed by Landlord and cost thereof shall be amortized over the useful life of the improvements in accordance with GAAP and shall be included in Operating Expenses as a Controllable Expense, and as such, shall also be subject to the CAM Cap set forth in Section 3,05 above.

(c)    Governmental Regulations – Tenant Responsibility. If, as a result of one or more Governmental Requirements, it is necessary from time to time during the Lease Term to perform a Code Modification to the Building or the Common Areas that is made necessary as a result of the specific use being made by Tenant of the Leased Premises or as a result of any alteration of the Leased Premises by Tenant, such Code Modification shall be the sole and exclusive responsibility of Tenant in all respects; provided, however, that Tenant shall have the right to retract its request to perform a proposed alteration in the event that the performance of such alteration would trigger the requirement for a Code Modification.

Section 17.10. Tax Abatement Program.

(a)    Application. Provided Tenant exercises the Expansion Option pursuant to Section 17.01 above, Landlord agrees to participate in the Jackson County real estate tax abatement program (the "Tax Abatement Program") for the benefit of Tenant, and at the time designated by Tenant. Tenant shall file the application for the Tax Abatement Program and Landlord shall cooperate with Tenant in connection therewith.

(b)    Reimbursement. Tenant shall promptly reimburse Landlord for any and all reasonable costs incurred by Landlord and related to the Tax Abatement Program, including, without limitation (i) the costs, if any, to file the application, (ii) attorneys' fees, (iii) costs associated with any loan modification required by Landlord's lender (Landlord hereby agreeing to keep Tenant apprised of the process and costs articulated by Landlord's lender), and (iv) the cost of a leasehold title insurance policy insuring Landlord's interest in the Property following Landlord's conveyance of fee title to the Property as described below.

(c)    Benefits. Following the inclusion of the Property in the Tax Abatement Program, Landlord shall pass through to Tenant all reductions or abatements applicable to the Leased Premises. If the applicable authority elects not to include the Property in the Tax Abatement Program or if the Property is included in the Tax Abatement Program and thereafter removed therefrom at any point during the Lease Term for any reason, Tenant's obligations under this Lease shall not be affected. Any tax abatement received by Landlord in connection with the Tax Abatement Program prior to the Commencement Date shall be credited to Tenant in such manner as Tenant reasonably requests.

(d)    Master Lease. Landlord and Tenant acknowledge and agree that the Tax Abatement Program requires that Landlord convey fee title to the Property to a development authority with a leaseback of the Property to Landlord pursuant to a Master Lease in form reasonably acceptable to Tenant (the "Master Lease") and thus, this Lease shall automatically become a sublease for the term of the Master Lease and subject to the terms and conditions of the Master Lease. Notwithstanding, but without limiting the foregoing, Tenant shall, upon request, execute any and all documents necessary to confirm the status of this Lease as a sublease of the Master Lease and Tenant's consent thereto and that this Lease shall survive and become a prime lease if the Lease Term shall extend beyond the term of the Master Lease.

(e)    Additional Rent. Tenant shall review and approve the Master Lease and shall comply with all terms and conditions thereof. Tenant acknowledges that Additional Rent under this Lease to be paid by Tenant shall include any payment Landlord is required to make under the Master Lease, with the exception of rental payments that are equal to the principal and interest payments payable to Landlord in connection with the Tax Abatement Program. Tenant shall indemnify Landlord from and against all claims, damages, costs and expenses, including without limitation, reasonable attorney's fees actually incurred without regard to statutory interpretation and court costs, which Landlord may suffer as a result of a default under the Master Lease caused by the acts or omissions of Tenant. This subsection (e) shall survive the expiration or any earlier termination of this Lease.

(f)    Option. The documents to be executed by Landlord to implement the Tax Abatement Program must be in a form reasonably acceptable to Landlord and Tenant. The Master Lease must contain an option (the "Option") in favor of Landlord to purchase the Property for a nominal amount (which Tenant agrees to prepay on Landlord's behalf) and Landlord shall receive a leasehold title insurance policy, the cost of which shall be paid by Tenant, insuring Landlord's interest as Tenant under the Master Lease and the Option.

(g)    Purchase. Provided the Tax Abatement Program has been implemented, in the event that Landlord elects to sell the Property during the Lease Term, Landlord will first require that the purchaser take an assignment of the Master Lease in lieu of fee title to the Property so as to preserve the Tax Abatement Program. Should the proposed purchaser refuse such an assignment, Landlord shall have the right to exercise the Option and repurchase the Property, thereby possibly ending participation in the Tax Abatement Program, provided that if (i) Landlord exercises the Option prior to the scheduled end of the term of the Master Lease, and (ii) as a result of Landlord's exercise of the Option, the Property is no longer part of the Tax Abatement Program, Landlord, not Tenant, shall pay the Real Estate Taxes that otherwise would have been abated, and such amount shall not be paid by Tenant as Additional Rent.

(h)    Definition of Property. Landlord and Tenant acknowledge and agree that for purposes of this Section 17.10, the term "Property" may exclude the Adjacent Land.

Section 17.11. T5 Lighting. Landlord acknowledges that Tenant may elect to include T5 lighting with motion sensors as part of the Expansion Improvements, and that such lighting should provide twenty to twenty-five foot-candles on an open plan. The exact materials to be used, installation location and the timing of the T5 lighting installation shall be reasonably acceptable to both Landlord and Tenant. In the event any tax credits and/or incentives are issued by any governmental authority in connection with such T5 lighting, such credits and incentives shall be passed through to Tenant for Tenant's benefit. Landlord agrees to cooperate reasonably with Tenant, at no cost to Landlord, in applying for any such tax credits and/or incentives.

Section 17.12. Memorandum of Lease. Landlord and Tenant agree to execute a memorandum of this Lease substantially in the form attached hereto as Exhibit G (the "Memorandum of Lease"). Landlord and Tenant acknowledge, however, the Memorandum of Lease shall not be effective unless and until Tenant exercises the Expansion Option pursuant to Section 17.01 above. If Tenant fails or elects not to exercise the Expansion Option, Tenant shall destroy the Memorandum of Lease. If Tenant exercises the Extension Option set forth in Section 17.01 above, Tenant shall have the right to record the Memorandum of Lease, at is sole cost and expense; provided, however, that prior to such recording, Tenant has delivered to Landlord a Quitclaim Deed in the form attached hereto as Exhibit H (the "Release") executed by Tenant, which Release Landlord shall hold in trust pending the expiration or earlier termination of this Lease. Tenant hereby agrees that Landlord shall have the right to record the Release upon the termination or expiration of the Lease.

ARTICLE 18 - LEASE GUARANTY

Section 18.01. Lease Guaranty. Duke Realty Limited Partnership shall also execute this Lease for the sole purpose of guarantying the obligations of Duke Secured Financing 2009-1 ALZ, LLC hereunder to the extent that Duke Secured Financing 2009-1 ALZ, LLC is responsible under the Lease for the payment of the Allowance, the Additional Allowance and the cost of development of the Adjacent Land, as set forth in Section 2 of Exhibit F to the Lease and Section 17.02 of the Lease.

(SIGNATURES CONTAINED ON FOLLOWING PAGE)

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

LANDLORD:

DUKE SECURED FINANCING 2009-1 ALZ, LLC, a Delaware limited liability company

By:    Duke Realty Limited Partnership, an Indiana limited partnership, sole member and manager

By:    Duke Realty Corporation,
its General Partner

By:_________________________
Name:_______________________
Title:________________________

Dated:____________________________________

TENANT: THE WILLIAM CARTER COMPANY, a Massachusetts corporation By:_________________________ Name:_______________________ Title:________________________ Dated:______________________________

Duke Realty Limited Partnership is executing this Lease for the sole purpose of guarantying the obligations of Duke Secured Financing 2009-1 ALZ, LLC hereunder to the extent Duke Secured Financing 2009-1 ALZ, LLC is responsible under the Lease for the payment of the Allowance, the Additional Allowance and the cost of development of the Adjacent Land, as set forth in Section 2 of Exhibit F to the Lease and Section 17.02 of the Lease.

Duke Realty Limited Partnership, an Indiana limited partnership, sole member and manager

By:	Duke Realty Corporation, its General Partner

By:_________________________
Name:_______________________
Title:________________________

Dated:______________________________

EXHIBIT A

SITE PLAN OF LEASED PREMISES

[TO BE ADDED]

EXHIBIT B

BUILDING READINESS WORK

Deep clean all carpet and vinyl flooring
Clean walls within warehouse portion
Deep clean restrooms; replace any stained/rusted areas; update and repair divider walls, tile work and fixtures as needed
Replace all stained or damaged ceiling tiles
Clean inside and outside of all windows
Scrub warehouse floor
Power wash inside and outside of all dock doors
Power wash truck court, parking areas, and sidewalks, as needed
Power wash and/or touch-up exterior walls, as needed
Touch-up or repaint all exterior staircases, personnel doors, bollards and railings
Recertify sprinkler risers, fire pump and monitoring
Replace or recertify expired or soon-to-expire fire extinguishers
Clean louvers and exhaust fans and confirm good working condition
Confirm perimeter lighting is in good working condition
Confirm generator is commissioned and in good working condition
Confirm dock doors, levelers and dock equipment are in operating condition

EXHIBIT C

LETTER OF UNDERSTANDING – LEASED PREMISES

Duke Realty Limited Partnership
Attention: ______________________, Property Manager

RE:    Lease Agreement between Duke Secured Financing 2009-1 ALZ, LLC, a Delaware limited liability company ("Landlord") and The William Carter Company, a Massachusetts corporation ("Tenant") for the Leased Premises located at 625 Braselton Parkway, Braselton, Georgia 30517 (the "Leased Premises"), within Park 85 at Braselton, dated ________________ (the "Lease").

Dear _________________________:

The undersigned, on behalf of Tenant, certifies to Landlord as follows:

1.    The Commencement Date under the Lease is April 1, 2012.

2.	The rent commencement date is April 1, 2012.

3.    The expiration date of the Lease is March 31, 2013.

4.    The Lease (including amendments or guaranty, if any) is the entire agreement between Landlord and Tenant as to the leasing of the Leased Premises and is in full force and effect.

5.
The Landlord has completed the improvements designated as Landlord's obligation under the Lease (excluding punchlist items as agreed upon by Landlord and Tenant), if any, and Tenant has accepted the Leased Premises as of the Commencement Date.

6.    To the actual knowledge of the undersigned, there are no uncured events of default by either Tenant or Landlord under the Lease.

[Signatures contained on following page]

IN WITNESS WHEREOF, the undersigned has caused this Letter of Understanding to be executed this ____ day of _________________, 20____.

[EXHIBIT – Not for signature]

THE WILLIAM CARTER COMPANY, a Massachusetts corporation

By:
Printed Name:
Title:

ACKNOWLEDGED AND AGREED TO THIS
______ day of _________, 2012 by:

DUKE SECURED FINANCING 2009-1 ALZ, LLC,
a Delaware limited liability company

By:    Duke Realty Limited Partnership, an Indiana
limited partnership, sole member and manager

By:    Duke Realty Corporation,
its General Partner

By:_________________________
Name:_______________________
Title:________________________

EXHIBIT C-1

LETTER OF UNDERSTANDING – EXPANSION SPACE

Duke Realty Limited Partnership
Attention: ______________________, Property Manager

RE:    Lease Agreement between Duke Secured Financing 2009-1 ALZ, LLC, a Delaware limited liability company ("Landlord") and The William Carter Company, a Massachusetts corporation ("Tenant") for the Leased Premises located at 625 Braselton Parkway, Braselton, Georgia 30517 (the "Leased Premises"), within Park 85 at Braselton, dated ________________ (the "Lease").

Dear _________________________:

The undersigned, on behalf of Tenant, certifies to Landlord as follows:

1.    The Expansion Date under the Lease is October 1, 2012.

2.	The rent commencement date is October 1, 2013.

3.    The expiration date of the Lease is September 30, 2023.

4.    The Lease (including amendments or guaranty, if any) is the entire agreement between Landlord and Tenant as to the leasing of the Expansion Space and is in full force and effect.

5.
Except for ___________________________________________________________, Landlord has completed the Expansion Improvements designated as Landlord's obligation under the Lease (excluding punchlist items as agreed upon by Landlord and Tenant), if any, and Tenant has accepted the Expansion Space as of the Expansion Date.

6.    To the actual knowledge of the undersigned, there are no uncured events of default by either Tenant or Landlord under the Lease.

[Signatures contained on following page]

IN WITNESS WHEREOF, the undersigned has caused this Letter of Understanding to be executed this ____ day of _________________, 20____.

[EXHIBIT – Not for signature]

THE WILLIAM CARTER COMPANY, a Massachusetts corporation

By:
Printed Name:
Title:

ACKNOWLEDGED AND AGREED TO THIS
______ day of _________, 2012 by:

DUKE SECURED FINANCING 2009-1 ALZ, LLC,
a Delaware limited liability company

By:    Duke Realty Limited Partnership, an Indiana
limited partnership, sole member and manager

By:    Duke Realty Corporation,
its General Partner

By:_________________________
Name:_______________________
Title:________________________

EXHIBIT D

RULES AND REGULATIONS

1.    The sidewalks, entrances, driveways and roadways serving and adjacent to the Leased Premises shall not be unreasonably obstructed or used for any purpose other than ingress and egress. Landlord shall control the Common Areas.

2.    No awnings or other projections shall be attached to the outside walls of the Building. All electric ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent, of a quality, type, design and tube color approved by Landlord. Neither the interior nor the exterior of any windows shall be coated or otherwise sunscreened without written consent of Landlord.

3.    No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by any tenant on, about or from any part of the Leased Premises, the Building or in the Common Areas including the parking area without the prior written consent of Landlord, except as otherwise set forth in the Lease.

4.    The sinks and toilets and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by the tenant who, or whose subtenants, assignees or any of their servants, employees, agents, visitors or licensees shall have caused the same.

5.    No boring, cutting or stringing of wires or laying of any floor coverings shall be permitted, except with the prior written consent of the Landlord and as the Landlord may reasonably direct. Landlord shall reasonably direct electricians as to where and how telephone or data cabling are to be introduced. The location of telephones, call boxes and other office equipment affixed to the Leased Premises shall be subject to the approval of Landlord.

6.    No bicycles, vehicles, birds or animals of any kind (except seeing eye dogs) shall be brought into or kept in or about the Leased Premises. Except as set forth in the CD's, no cooking shall be done or permitted by any tenant on the Leased Premises without first receiving Landlord's consent, except microwave cooking, and the preparation of coffee, tea, hot chocolate and similar items for tenants and their employees. No tenant shall cause or permit any unusual or objectionable odors to be produced in or permeate from the Leased Premises.

7.    The Leased Premises shall not be used for manufacturing, unless such use conforms to the zoning applicable to the area and is in compliance with all terms and conditions set forth in the Lease. No tenant shall occupy or permit any portion of the Leased Premises to be occupied as an office for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, or a dance, exercise or music studio, or any type of school or daycare or copy, photographic or print shop or an employment bureau without the express written consent of Landlord. The Leased Premises shall not be used for lodging or sleeping or for any immoral or illegal purpose.

8.    No tenant shall make, or permit to be made any unseemly, excessive or disturbing noises or disturb or interfere with occupants of this or neighboring buildings or premises or those having business with them, whether by the use of any musical instrument, radio, phonograph, unusual noise, or in any other way. No tenant shall throw anything out of doors, windows or down the passageways.

9.    No tenant, subtenant or assignee nor any of its servants, employees, agents, visitors or licensees, shall at any time bring or keep upon the Leased Premises any flammable, combustible or explosive fluid, chemical or substance or firearm.

10.    No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any tenant. Tenant shall have the right to re-key or change some or all of the locks in the Building if it elects, provided that Tenant shall give Landlord a copy of suck keys upon request by Landlord. Each tenant must upon the termination of its tenancy, restore to the Landlord all keys of doors, offices, and toilet rooms, either furnished to, or otherwise procured by, such tenant and in the event of the loss of keys so furnished, such tenant shall pay to the Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it reasonably necessary to make such changes.

11.    Intentionally omitted.

12.    Each tenant shall be responsible for all persons entering the Building at tenant's invitation, express or implied. Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of an invasion, mob riot, public excitement or other circumstances rendering such action advisable in Landlord's reasonable opinion, Landlord reserves the right without any abatement of rent to require all persons to vacate the Building and to prevent access to the Building during the continuance of the same for the safety of the tenants and the protection of the Building and the property in the Building. Landlord agrees to keep such a closure to the minimum amount of time that is necessary, in Landlord's reasonable opinion, to protect individuals and the Building.

13.    Canvassing, soliciting and peddling in the Building are prohibited, and each tenant shall report and otherwise cooperate to prevent the same.

14.    All equipment of any electrical or mechanical nature shall be placed by tenant in the Leased Premises in settings that will, to the extent reasonably possible, absorb or prevent vibrations, noise and annoyance.

15.    Intentionally omitted.

16.    Intentionally omitted.

17.    The Building is a smoke-free building. Smoking is strictly prohibited within the Building. Smoking shall only be allowed in areas reasonably designated as a smoking area by Landlord. Tenant and its employees, representatives, contractors or invitees shall not smoke within the Building or throw cigar or cigarette butts or other substances or litter of any kind in or about the Building, except in receptacles for that purpose.

18.    Tenants will insure that all doors are securely locked, and water faucets, electric lights (except security lights) and electric machinery (except as necessary to be on during the night) are turned off before leaving the Building.

19    Tenant, its employees, customers, invitees and guests shall, when using the parking facilities in and around the Building, observe and obey all signs regarding fire lanes and no-parking and driving speed zones and designated handicapped and visitor spaces, and when parking always park between the designated lines. Each vehicle shall park in one parking space only. Landlord reserves the right to tow away, at the expense of the owner, any vehicle which is improperly parked or parked in a no-parking zone or in a designated handicapped area, and any vehicle which is left in any parking lot in violation of the foregoing regulations, provided, however, that Landlord shall give twenty-four (24) hours' prior verbal notice to Tenant's manager of the facility prior to towing. All vehicles shall be parked at the sole risk of the owner, and Landlord assumes no responsibility for any damage to or loss of vehicles.

20.    Intentionally omitted.

21.    No outside storage is permitted including without limitation the storage of trucks and other vehicles. This provision does not apply to the temporary parking of trucks at the Leased Premises, nor to the merchandise that may be in such trucks while they are being loaded or waiting to be picked up.

22.    No tenant shall be allowed to conduct an auction from the Leased Premises without the prior written consent of Landlord.

It is Landlord's desire to maintain in the Building and Common Areas the highest standard of dignity and good taste consistent with comfort and convenience for tenants. Any action or condition not meeting this high standard should be reported directly to Landlord. The Landlord reserves the right to make such other and further rules and regulations as in its judgment may from time to time be reasonably necessary for the safety, care and cleanliness of the Building and Common Areas, and for the preservation of good order therein.

EXHIBIT E

FORM OF SNDA

PREPARED BY AND RETURN TO:
Charles W. Crabtree, Jr., Esq.
Carter’s / OshKosh B’gosh
1170 Peachtree Street, Suite 900
Atlanta, GA 30309

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS AGREEMENT, made as of the _____ day of _____________, 2012, by and among ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA, a Minnesota corporation, whose address is c/o Allianz of America, Inc., 55 Greens Farms Road, P.O. Box 5160, Westport, Connecticut 06881-5160, Attn: Real Estate Department (hereinafter called "Mortgagee"), DUKE SECURED FINANCING 2009-1 ALZ, LLC, a Delaware limited liability company, whose address is 3715 Davinci Court, Suite 300, Peachtree Corners, Georgia 30092, Attn.: V.P. – Asset Management and Customer Service (hereinafter called "Landlord"), and THE WILLIAM CARTER COMPANY, a Massachusetts corporation, whose address is 1170 Peachtree Street, Suite 900, Atlanta, Georgia 30309, Attn.: Vice President – Real Estate (hereinafter called "Tenant").

WITNESSETH:

WHEREAS, Mortgagee has made or is about to make a loan to Landlord secured by a mortgage or deed to secure debt (hereinafter called the "Mortgage") covering a parcel of land owned by Landlord and located at 625 Braselton Parkway, Braselton, Georgia 30517 (hereinafter called the "Mortgaged Property"); and

WHEREAS, by a certain lease heretofore entered into between Landlord and Tenant, or their predecessors in interest, dated as of _______________, 2012 (hereinafter, the "Lease"), Landlord leased to Tenant a portion of the Mortgaged Property (said portion being hereinafter called the "Leased Premises"); and

WHEREAS, the Lease includes the right to construct and install parking spaces on an adjacent property that is not part of the Mortgaged Property (Landlord having secured an easement from the owner of the adjacent property for such parking construction and use); and

WHEREAS, a copy of the Lease has been delivered to Mortgagee, the receipt of which is hereby acknowledged; and

WHEREAS, Mortgagee is unwilling to make said loan to the Landlord unless the Lease is subordinate to the lien of the Mortgage; and

WHEREAS, the Lease provides that the Lease shall become subject and subordinate to the lien of a mortgage placed upon Landlord's interest in the Leased Premises if and when a non-disturbance agreement is entered into with respect to such mortgage; and

WHEREAS, the parties hereto desire to effect the subordination of the Lease to the lien of the Mortgage and to provide for the non-disturbance of Tenant by Mortgagee.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.    Mortgagee hereby consents to and approves the Lease.

2.    Tenant covenants and agrees with Mortgagee that the Lease is hereby made and shall continue hereafter to be subject and subordinate to the lien of the Mortgage, (as same may be modified and extended) subject to the provisions of this Agreement.

3.    Tenant certifies that the Lease is presently in full force and effect.

4.    Mortgagee agrees that so long as the Lease shall be in full force and effect and Tenant is not in default thereunder beyond any applicable cure period:

4.1
Except as required by applicable law governing foreclosures and/or sales pursuant to power of sale, Tenant shall not be named or joined as a party defendant or otherwise in any suit, action or proceeding for the foreclosure of the Mortgage or to enforce any rights under the Mortgage or the bond or note or other obligation secured thereby.

4.2
The possession by Tenant of the Leased Premises and the Tenant's rights thereto shall not be disturbed, affected or impaired by, nor will the Lease or the term thereof be terminated or otherwise adversely affected by (i) any suit, action or proceeding upon the Mortgage or the bond or note or other obligation secured thereby, or for the foreclosure of the Mortgage or the enforcement of any rights under the Mortgage or any other documents held by Mortgagee, or by any judicial sale or execution or other sale of the Mortgaged Property, or by any deed given to Mortgagee by any other documents or as a matter of law, or (ii) any default under the Mortgage or the bond or note or other obligation secured thereby.

5.    Mortgagee hereby acknowledges and agrees that all fixtures and equipment whether owned by Tenant or any subtenant or leased by Tenant and installed in or on the Leased Premises, regardless of the manner or mode of attachment, shall be and remain the property of Tenant and may, subject to the provision of the Lease, be removed by Tenant at any time. In no event (including a default under the Lease or Mortgage) shall Mortgagee have any liens, rights or claims in Tenant's fixtures and equipment, whether or not all or any part thereof shall be deemed fixtures; and Mortgagee expressly waives all rights of levy, distraint, or execution with respect to said fixtures and equipment arising out of the Mortgage.

6.    If Mortgagee shall become the owner of the Mortgaged Property by reason of foreclosure of the Mortgage or otherwise, or if the Mortgaged Property shall be sold as a result of any action or proceeding to foreclose the Mortgage or by a deed given in lieu of foreclosure, the Lease shall continue in full force and effect, without necessity for executing any new lease, as a direct lease between Tenant, as Tenant thereunder, and the then owner of the Mortgaged Property, as Landlord thereunder, upon all of the same terms, covenants and provisions contained in the Lease, and in such event:

6.1
Tenant shall be bound to Mortgagee or to such new owner under all of the terms, covenants and provisions of the Lease for the remainder of the term thereof (including the option periods, if Tenant elects or has elected to exercise its options to extend the term) and Tenant hereby agrees to attorn to such new owner and to recognize such new owner as Landlord under the Lease; and

6.2
If Tenant is not in default under the Lease beyond any applicable cure period, such new owner shall be bound to Tenant under all of the terms, covenants and provisions of the Lease for the remainder of the term thereof (including the option periods, if Tenant elects or has elected to exercise its options to extend the term) which terms, covenants and provisions such new owner hereby agrees to assume and perform, provided, however, that Mortgagee or any successor or assignee of Mortgagee shall not (i) be bound by any prepayment of rent or additional rent made more than 30 days in advance, unless received and receipted for by Mortgagee or its successor or assignee; (ii) be personally liable under the Lease, and Mortgagee’s or its successor’s or assignee’s liability under the Lease shall be limited to the interest of Mortgagee or its successor or assignee in the Premises; (iii) be liable for any act or omission of any prior landlord under the Lease, including, without limitation, the Landlord, except for any continuing act or omission of which Mortgagee had notice and failed to cure; (iv) be subject to any offsets or defenses which Tenant may have against any prior landlord under the Lease, including Landlord, except for any offsets or defenses related to any continuing act or omission of which Mortgagee had notice and failed to cure; (v) except as provided in Section 9 below, be bound by any amendment, modification or termination of the Lease (other than a termination of the Lease by Tenant pursuant to the express terms of the Lease) made without Mortgagee’s prior written consent; and (vi) be liable to provide Tenant with any rights in or be bound by or be responsible for any restrictions on any property other than the Mortgaged Property during the remainder of the term of the Lease.

7.    Tenant, Landlord, and Mortgagee acknowledge and agree that upon written instruction to Tenant from Landlord or Mortgagee instructing Tenant to make all rent and other payments due and to become due to Landlord under the Lease directly to Mortgagee, Tenant agrees to follow such direction until further written notice from Mortgagee, and Landlord and Mortgagee hereby expressly agree that any such payment shall discharge any obligation of Tenant to Landlord under the Lease to the extent of such payment; provided, however, that the foregoing shall have no effect on Tenant’s rights to any offsets to or deductions from any rent under the Lease, if any, nor any effect on Landlord’s obligations under the Lease.

8.    Tenant shall give Mortgagee written notice of any default by Landlord under the Lease. Mortgagee shall have the same period of time provided Landlord under the Lease within which to cure such default.

9.    Landlord and Tenant may, from time to time, modify or amend the Lease without Mortgagee’s consent, provided such modifications or amendments do not result in a decrease in the term of the Lease, decrease in the rental amounts payable thereunder, increase in the obligations of the Landlord thereunder, or decrease in the rights of the Landlord; any such modifications having such result and made without Mortgagee’s written consent shall be void and of no force or effect as between Mortgagee and Tenant.

10.    Tenant shall not pay an installment of rent more than thirty (30) days prior to the due date.

11.    Any notices or communications given under this Agreement shall be in writing and shall be given by overnight mail delivery, or certified mail, return receipt requested, postage prepaid, (a) if to Mortgagee, at the address of Mortgagee as hereinabove set forth or at such other address as Mortgagee may designate by notice, (b) if to Tenant, at the address of Tenant as hereinabove set forth or at such other address as Tenant may designate by notice, or (c) if to Landlord, at the address of Landlord as hereinabove set forth or at such other address as Landlord may designate by notice.

12.    This Agreement may be executed in one or more counterparts, or by the parties executing separate counterpart signature pages, including PDFs transmitted by email, all of which shall be deemed to be original counterparts of this Agreement.

13.    This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, personal representatives, successors and assigns.

14.    This Agreement contains the entire agreement between the parties and cannot be changed, modified, waived or canceled except by an agreement in writing executed by the party against whom enforcement of such modification, change, waiver or cancellation is sought.

15.    This Agreement and the covenants herein contained are intended to run with and bind all lands affected thereby.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

WITNESS:    Mortgagee:

As To Mortgagee    ALLIANZ LIFE INSURANCE COMPANY OF
NORTH AMERICA, a Minnesota corporation
_______________________________
Print Name:______________________
By:______________________________
Name:___________________________
_______________________________    Its:______________________________
Print Name:______________________

As To Landlord ________________________________ Print Name:_______________________ ________________________________ Print Name:_______________________
Landlord:

DUKE SECURED FINANCING 2009-1 ALZ, LLC, a Delaware limited liability company

By:    Duke Realty Limited Partnership, an Indiana limited partnership, sole member and manager

By:    Duke Realty Corporation,
its General Partner

By:_________________________
Name:_______________________
Its:__________________________

Tenant:

As to Tenant    THE WILLIAM CARTER COMPANY,
a Massachusetts corporation

________________________________
Print Name:_______________________
By:______________________________
Name: ___________________________
_________________________________    Its:______________________________
Print Name:________________________

STATE OF ___________________
COUNTY OF _________________

Before me, the undersigned authority, on this day personally appeared ______________________, as ________________________ of _________________, a _____________________, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that she/he executed the same for the purposes therein expressed, as the act and deed of said corporation and in the capacity therein stated.

Witness my hand and official seal this _____ day of ____________________, 20__.

My Commission Expires:
____________________________________
Printed Name:______________________
Notary Public, State of ______________

STATE OF _________________
COUNTY OF _______________

Before me, the undersigned authority, on this day personally appeared ______________________, as ________________________ of _________________, a __________________, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that she/he executed the same for the purposes therein expressed, as the act and deed of said corporation and in the capacity therein stated.

Witness my hand and official seal this _____ day of ____________________, 20__.

My Commission Expires:
____________________________________
Printed Name:______________________
Notary Public, State of ______________

STATE OF GEORGIA
COUNTY OF FULTON

Before me, the undersigned authority, on this day personally appeared ____________, as ________________ of _________________, a __________________, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that she/he executed the same for the purposes therein expressed, as the act and deed of said corporation and in the capacity therein stated.

Witness my hand and official seal this _____ day of ____________________, 20__.

My Commission Expires:
____________________________________
Printed Name:______________________
Notary Public, State of ______________

EXHIBIT F

EXPANSION IMPROVEMENTS

1.    Landlord's Obligations. Tenant has personally inspected the Expansion Space and accepts the same "AS IS" without, except as otherwise expressly set forth herein, representation or warranty by Landlord of any kind and with the understanding that Landlord shall have no responsibility with respect thereto except to construct and install within the Expansion Space, in a good and workmanlike manner, the Expansion Improvements, in accordance with this Exhibit F.

2.    Construction Drawings, Cost Statement, and Allowance.

(a)    Promptly after Tenant's exercise of the Expansion Option, and in all events no later than the Expansion Date, Landlord shall, at Landlord's sole cost and expense, perform the Building Readiness Work set forth on Exhibit B hereto, to the extent applicable to the Expansion Space. In addition, Landlord shall, at Landlord's sole cost and expense, construct and install (i) forty (40) additional onsite trailer parking spaces, (ii) a perimeter fence, (iii) two (2) gates within the perimeter fence, and (iv) a guardhouse (collectively, the "Landlord's Work"). The Landlord's Work shall be constructed and installed in locations and in accordance with such standards as are reasonably acceptable to Landlord and Tenant, and shall be compliant with a Free Trade Zone designation and C-TPAT requirements. The Landlord's Work shall be constructed and installed pursuant to drawings prepared by Landlord promptly following Tenant's exercise of the Expansion Option, which drawings shall be subject to Tenant's approval. Landlord shall use reasonable efforts to complete all Landlord's Work prior to the Expansion Date.

(b)    Promptly following Tenant's exercise of the Expansion Option, Tenant will work with Landlord's space planner to develop a space plan for the Expansion Space that is reasonably acceptable to Landlord (the "Space Plan"). Within a reasonable time thereafter, Landlord shall prepare and submit to Tenant a set of construction drawings (the "CD's") covering all work to be performed by Landlord in constructing the Expansion Improvements in accordance with the Space Plan. Tenant shall review the CD's and give Landlord written notice of Tenant's approval of the CD's or its requested changes thereto. Tenant shall have no right to request any changes to the CD's that would materially and adversely (in Landlord's sole discretion) alter the exterior appearance or basic nature of the Building or the Building systems. If Tenant requests any changes to the CD's, Landlord shall make those changes which are reasonably requested by Tenant and shall submit the revised portion of the CD's to Tenant. Both parties shall at all times in the preparation and review of the CD's, and of any revisions thereto, act reasonably and in good faith. Tenant agrees to confirm Tenant's consent to the CD's in writing within a reasonable period of time following Landlord's written request therefor. In the event of a conflict between this Lease and the CD's, the CD's shall control.

(c)    Following Tenant's written approval of the CD's, Landlord shall solicit competitive bids for all third party work with respect to the Expansion Improvements from at least three (3) subcontractors, with the exception of certain consultants who have previously worked on the Building (i.e., structural engineer and architect), the cost of which shall be at market rates and agreed to by Landlord and Tenant. In addition, Landlord shall not be required to solicit bids with respect to any consultants or vendors who perform work for a price that is less than $5,000.00, the cost of which shall be at market rates. Landlord and Tenant shall review the bids jointly and Tenant shall select one subcontractor for each item bid. Any work with respect to the Expansion Improvements performed by Landlord shall be at reasonable and competitive market rates. Promptly following the selection of the subcontractors, Landlord shall deliver to Tenant a statement of the cost to construct and install all of the Expansion Improvements (the "Cost Statement"). Tenant acknowledges and agrees that the Cost Statement shall include design fees and a fee payable to the project's construction manager or general contractor, and that such construction manager or general contractor may be comprised of a subsidiary, affiliate or employees of Landlord, provided that all such costs are competitively priced at reasonable market rates, and Tenant shall have the right to review and approve all such costs prior to acknowledging the Cost Statement to ensure that such costs comply with the above standard. If, following Tenant's approval of the CD's, the Cost Statement shows that the cost to construct and install the Expansion Improvements will exceed the Allowance, at Tenant's option, the parties shall work together to reduce the cost and scope of the Expansion Improvements. Provided the Cost Statement complies with the requirements of this subsection (c), Tenant agrees to approve the Cost Statement in writing within a reasonable period of time following Landlord's written request therefor.

(d)    The construction and installation of the Expansion Improvements shall be performed on an open book basis. Tenant shall be responsible for the cost to construct and install the Expansion Improvements only to the extent that the Cost Statement, taking into account any increases or decreases resulting from any Change Orders (as hereinafter defined), exceeds One Million Nine Hundred Eleven Thousand Five Hundred Seventy-Eight and No/100 Dollars ($1,911,578.00) (the "Allowance"). If the Cost Statement shows that the cost to construct and install the Expansion Improvements will exceed the Allowance, Tenant shall pay to Landlord, within fifteen (15) days after Landlord's request (but in no event prior to the commencement of construction of the Expansion Improvements), an amount equal to one-half (1/2) of such excess. Following Substantial Completion of the Expansion Improvements, Tenant shall pay to Landlord the remaining difference between the Cost Statement (taking into account any increases or decreases resulting from any Change Orders) and the Allowance within thirty (30) days of Landlord's request therefor. Tenant's failure to deliver the payments required in this paragraph shall entitle Landlord to stop the construction and installation of the Expansion Improvements until such payment is received. In addition, all delinquent payments shall accrue interest at 10% per annum. If the Allowance exceeds the Cost Statement (taking into account any increases or decreases resulting from any Change Orders), such savings shall be applied against the next Monthly Rental Installment(s) due under this Lease.

(e)    Tenant shall have the right, which right may be exercised one or more times (if at all) on or before September 30, 2013, to elect, by written notice to Landlord, for Landlord to provide Tenant with an additional allowance of up to One Million and No/100 Dollars ($1,000,000.00) in the aggregate, which notice shall specify the amount of such additional allowance that Tenant elects to use (the amount requested by Tenant being referred to hereinafter as the "Additional Allowance"). If Tenant fails to exercise such right as aforesaid, Tenant shall be deemed to have waived its rights pursuant to this subsection (e). Commencing as of the first day of the first calendar month following each payment by Landlord of the Additional Allowance, the Minimum Annual Rent shall be increased by an amount equal to the product of the Additional Allowance multiplied by seven percent (7%) (such increase being referred to herein as the "Allowance Rent"), and the Allowance Rent for each subsequent year of the Lease Term shall increase at a rate of two and one-half percent (2.5%) consistent with such increases in the Minimum Annual Rent. If, however, the first such escalation occurs less than twelve (12) months following the commencement of the payment of the Allowance Rent, then the escalation for such first year only shall be a prorated escalation, determined by multiplying the escalation rate of 2.5% by a fraction, the numerator of which is the number of months since commencement of the Allowance Rent payment and the denominator of which is twelve (12). Landlord and Tenant acknowledge that Tenant may exercise its right to use the Additional Allowance one or more times as provided above, and therefore, the payment of the Allowance Rent may commence on multiple dates. Any portion of the Additional Allowance that is not requested by Tenant prior to September 30, 2013 shall be deemed forfeited by Tenant. The Allowance Rent shall be deemed a part of the Minimum Annual Rent for all purposes under this Lease. If Tenant elects to use the Additional Allowance, Landlord and Tenant shall enter into an amendment to this Lease confirming the foregoing, or, at Landlord's option, Landlord and Tenant shall enter into an amended and restated lease setting forth the new rental rates and deleting this subsection (e) as well as any references to the "Additional Allowance" contained in the Lease; provided, however, that this subsection (e) shall be fully effective on the terms and conditions set forth above, whether or not such amendment or amended and restated lease is executed and delivered.

3.    Schedule and Early Occupancy. Landlord shall provide Tenant with a proposed schedule for the construction and installation of the Expansion Improvements. Landlord and Tenant shall cooperate reasonably with each other with respect to the schedule and shall notify each other of any material changes thereto. Tenant and Landlord agree to cooperate reasonably to allow Tenant to install phone and data wiring, any other trade related fixtures that will need to be installed, or to perform any other work to be performed directly by Tenant in the Expansion Space prior to Substantial Completion. If and to the extent permitted by applicable laws, rules and ordinances, Tenant shall have the right to enter the Expansion Space upon exercise of the Expansion Option in order to install fixtures (such as racking) and otherwise prepare the Expansion Space for occupancy, which right shall expressly exclude making any structural modifications. During any entry prior to the Expansion Date (a) Tenant shall comply with all terms and conditions of this Lease other than the obligation to pay rent with respect to the Expansion Space, (b) Tenant shall not unreasonably interfere with Landlord's completion of the Expansion Improvements, (c) Tenant shall cause its personnel and contractors to comply with the terms and conditions of Landlord's rules of conduct (which Landlord heretofore delivered), and (d) Tenant shall not begin operation of its business within the Expansion Space prior to the Expansion Date. Tenant acknowledges that Tenant shall be responsible for obtaining all applicable permits and inspections relating to any such entry by Tenant. Landlord shall use commercially reasonable good faith, diligent efforts to Substantially Complete the Expansion Improvements on or before October 1, 2012 (or such later date as the parties have agreed). Notwithstanding the foregoing, while constructing and installing the Expansion Improvements to the extent after Substantial Completion, Landlord shall use reasonable efforts not to interfere with Tenant's business operations at the Expansion Space.

4.    Change Orders. Tenant shall have the right to request changes to the CD's at any time following the date hereof by way of written change order (each, a "Change Order", and collectively, "Change Orders"). Provided such Change Order is reasonably acceptable to Landlord, Landlord shall prepare and submit promptly to Tenant a memorandum setting forth the impact on cost and schedule resulting from said Change Order (the "Change Order Memorandum of Agreement"). Tenant shall, within fifteen (15) days following Tenant's receipt of the Change Order Memorandum of Agreement, either (a) execute and return the Change Order Memorandum of Agreement to Landlord, or (b) retract its request for the Change Order. If Tenant does not respond within such timeframe, the Change Order shall be deemed null and void. Tenant shall pay to Landlord (or Landlord's designee), within fifteen (15) days following Tenant's approval of the Change Order, any increase in the cost to construct the Expansion Improvements resulting from the Change Order, as set forth in the Change Order Memorandum of Agreement. Landlord shall not be obligated to commence any work set forth in a Change Order until such time as Tenant has delivered to Landlord the Change Order Memorandum of Agreement executed by Tenant and, if applicable, Tenant has paid Landlord in full for said Change Order.

5.    Letter of Understanding. Promptly following the Expansion Date, Tenant and Landlord shall execute Landlord's Letter of Understanding in substantially the form attached hereto as Exhibit C-1 and made a part hereof, acknowledging (a) the Expansion Date, and (b) except for the Punchlist (as defined below), that Tenant has accepted the Expansion Space.

6.    Definitions. For purposes of this Lease "Substantial Completion" (or any grammatical variation thereof) shall mean completion of construction of the Expansion Improvements, subject only to Punchlist to be identified by Landlord and Tenant in a joint inspection of the Expansion Space prior to Tenant's occupancy, as established by a certificate of occupancy for the Expansion Space or other similar authorization issued by the appropriate governmental authority, if required.

7.    Punchlist. Promptly following Substantial Completion of the Expansion Improvements, Landlord and Tenant shall prepare a punchlist of incomplete or defective minor items of work that remain to be completed (the "Punchlist"). Landlord shall, within thirty (30) days after the Punchlist is prepared and agreed upon by Landlord and Tenant, complete such incomplete items and remedy such defective work as are set forth on the Punchlist; provided however, that to the extent that completion of any items on the Punchlist may be affected by weather or seasonal conditions, or require unusually long lead times, such 30-day period shall be extended as reasonably necessary. The Punchlist shall not be determinative of whether or not the Expansion Improvements are Substantially Complete.

8.    Warranty. Landlord hereby warrants to Tenant, which warranty shall survive for the one (1) year period following the Expansion Date, that (i) the materials and equipment furnished by Landlord's contractors in the completion of the Expansion Improvements will be of good quality and new, and (ii) such materials and equipment and the work of such contractors shall be free from defects not inherent in the quality required or permitted hereunder. This warranty shall exclude damages or defects caused by Tenant, its agents, employees or contractors, improper or insufficient maintenance, improper operation or normal wear and tear under normal usage. During the Lease Term, Landlord shall pass through to Tenant the benefit of any warranties held by Landlord with respect to the Leased Premises.

EXHIBIT G

FORM OF MEMORANDUM OF LEASE

After recording return to:
Duke Realty Corporation
Attn.: Tammi D. Parker, Esq.
3715 Davinci Court, Suite 300
Peachtree Corners, Georgia 30092

MEMORANDUM OF LEASE

On the ___ day of ____________, 2012, DUKE SECURED FINANCING 2009-1 ALZ, LLC, a Delaware limited liability company, with offices at Duluth, Georgia, and THE WILLIAM CARTER COMPANY, a Massachusetts corporation, with offices at Atlanta, Georgia, entered into an Office Lease. This Memorandum of that Lease is presented for recording.

1.	Name of Landlord: Duke Secured Financing 2009-1 ALZ, LLC

2.	Name of Tenant: The William Carter Company

3.	Addresses set forth in the Lease as addresses of the Landlord and Tenant:

Landlord:	Duke Secured Financing 2009-1 ALZ, LLC c/o Duke Realty Corporation Attn: Atlanta Market - V.P., Asset Mgmt. & Customer Service 3715 Davinci Court, Suite 300 Peachtree Corners, Georgia 30092

Tenant:    The William Carter Company
1170 Peachtree Street, Suite 900
Atlanta, Georgia 30309
Attn.: VP – Real Estate

4.	Date of the Lease: ___________, 2012

5.	Description of the Leased Premises: The Leased Premises is described on Exhibit A attached to this Memorandum of Lease.

6.	Commencement Date: April 1, 2012.

7.	Term of the Lease: The initial term of the Lease is for eleven (11) years and six (6) months from the Commencement Date, and terminates on September 30, 2023, subject to the terms of the Lease.

8.	Options to Extend: The Lease provides for two (2) five (5) year renewal options.

9.	Right of First Offer to Purchase: The Lease grants Tenant a right of first offer to purchase the building in which the Leased Premises are located

10.
Rights with respect to Adjacent Land: The Lease grants Tenant the right to develop and use the adjacent land described on Exhibit B attached to this Memorandum of Lease for additional parking and access to the Leased Premises.

11.	Conflict with Lease: If there is any conflict between the terms of this Memorandum of Lease and the terms of the Lease, the terms of the Lease shall control.
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IN WITNESS WHEREOF, each of the parties has caused this Memorandum of Lease to be executed by its duly authorized officers and its corporate seal to be affixed on the day and year first above written, intending to be legally bound hereby.

LANDLORD:
Signed, sealed and delivered in the presence of: Unofficial Witness Notary Public
DUKE SECURED FINANCING 2009-1 ALZ, LLC, a Delaware limited liability company

By:    Duke Realty Limited Partnership, an Indiana limited partnership, sole member and manager

By:    Duke Realty Corporation,
its General Partner

By:_________________________
Name:_______________________
Title:________________________

TENANT:
Signed, sealed and delivered in the presence of: Unofficial Witness Notary Public	THE WILLIAM CARTER COMPANY, a Massachusetts corporation By: Name: Title:

EXHIBIT A TO MEMORANDUM OF LEASE

PREMISES

All that certain tract or parcel of land containing approximately 66.426 acres lying or being in G.M.D. 1765, Jackson County, Georgia, being Lot 3 as shown on that certain plat entitled "Final Plat for Park 85" recorded in Plat Book 74, Page 121, Records of Jackson County, Georgia, which plat is by this reference incorporated herein and made a part hereof.

EXHIBIT B TO MEMORANDUM OF LEASE

ADJACENT LAND

All that certain tract or parcel of land containing approximately 14.506 acres lying or being in G.M.D. 1765, Jackson County, Georgia, being Lot 2 as shown on that certain plat entitled "Final Plat for Park 85" recorded in Plat Book 74, Page 121, Records of Jackson County, Georgia, which plat is by this reference incorporated herein and made a part hereof.

EXHIBIT H

FORM OF QUITCLAIM DEED

STATE OF GEORGIA    After recording return to:
Duke Realty Corporation
COUNTY OF JACKSON    Attn.: Tammi D. Parker, Esq.
3715 Davinci Court, Suite 300
Peachtree Corners, Georgia 30092

QUITCLAIM DEED

THIS INDENTURE, made the _____ day of _______________, 20__, between THE WILLIAM CARTER COMPANY, a Massachusetts corporation (hereinafter referred to as "Grantor"), and DUKE SECURED FINANCING 2009-1 ALZ, LLC, a Delaware limited liability company (hereinafter referred to as "Grantee").

WITNESSETH:

For and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration delivered to Grantor by Grantee at and before the execution, sealing and delivery hereof, the receipt and sufficiency of which are hereby acknowledged, Grantor has and hereby does remise, release, convey and forever quitclaim unto Grantee, all the right, title, interest, claim or demand which Grantor has, or may have had, in and to that tract or parcel of land lying and being in Jackson County, Georgia, as more particularly described on Exhibit A attached hereto and made a part hereof (the "Property"), pursuant to the terms of that certain Office Lease dated ________________, 2012, between Grantor and Grantee.

To have and to hold the Property, together with any and all improvements located thereon, and any and all of the rights, members and appurtenances thereof to Grantee, so said that neither Grantor nor any person or persons claiming under Grantor shall at any time by any means or ways have, claim or demand any right or title to the Property or any improvements thereon, if any, or any of the rights, members and appurtenances thereof.

This Quitclaim Deed is given for the purposes of releasing that certain Memorandum of Lease between Grantor and Grantee dated as of the date hereof.

[SIGNATURES CONTAINED ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Grantor has signed, sealed and delivered this deed the day and year first above written.

Signed, sealed and delivered as to Tenant, in the presence of: ___________________________ Unofficial Witness ___________________________ Notary Public	GRANTOR: THE WILLIAM CARTER COMPANY, a Massachusetts corporation By: Name: Title: (CORPORATE SEAL)

EXHIBIT A TO QUITCLAIM DEED

PROPERTY

625 Braselton Parkway

All that certain tract or parcel of land containing approximately 66.426 acres lying or being in G.M.D. 1765, Jackson County, Georgia, being Lot 3 as shown on that certain plat entitled "Final Plat for Park 85" recorded in Plat Book 74, Page 121, Records of Jackson County, Georgia, which plat is by this reference incorporated herein and made a part hereof.

Adjacent Land

All that certain tract or parcel of land containing approximately 14.506 acres lying or being in G.M.D. 1765, Jackson County, Georgia, being Lot 2 as shown on that certain plat entitled "Final Plat for Park 85" recorded in Plat Book 74, Page 121, Records of Jackson County, Georgia, which plat is by this reference incorporated herein and made a part hereof.